                                                                   Exhibit 10.10


                                AGREEMENT BETWEEN


                            LOUISIANA GENERATING, LLC


                                       AND


                               TRITON COAL COMPANY


                        FOR THE SALE AND PURCHASE OF COAL



Execution Copy
August 1, 1997

                   AGREEMENT BETWEEN LOUISIANA GENERATING, LLC
                             AND TRITON COAL COMPANY
                        FOR THE SALE AND PURCHASE OF COAL

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----


July 31, 1997                          i
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
1.01  MUTUAL OBLIGATIONS....................................................................................       2

1.02  DEFINITIONS...........................................................................................       2

2.01  SELLER'S RESERVES AND PREPARATION FOR SELLING COAL....................................................       7

2.02  SUBSTITUTION..........................................................................................       8

3.01  EFFECTIVENESS; TERM OF AGREEMENT......................................................................       9

3.02  EXTRAORDINARY MARKET OPPORTUNITIES....................................................................      11

3.03  SELLER'S RIGHT TO MATCH PRICE.........................................................................      12

4.01  PRICE PER TON OF COAL.................................................................................      18

4.02  ADJUSTMENTS - GENERAL.................................................................................      19

4.03  ADJUSTMENT FOR CHANGES IN GOVERNMENTAL IMPOSITIONS....................................................      19

4.04  CALORIFIC VALUE ADJUSTMENT............................................................................      24

4.05  EMISSIONS ALLOWANCE ADJUSTMENT........................................................................      24

4.06  EXCESS SO2 ALLOWANCE DUE SELLER.......................................................................     256

4.07  SO2 ALLOWANCE DUE PURCHASER...........................................................................     267

5.01  BILLING AND PAYMENT...................................................................................      27

5.02  THIRD PARTY ANNUAL AUDIT..............................................................................      29

6.01  SHIPMENT..............................................................................................      30

6.02  RAIL SHIPMENTS........................................................................................      30

6.03  FREIGHT CHARGES, TITLE, AND RISK OF LOSS..............................................................      32

                                       i
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
6.04  LOADING COSTS CHARGEABLE TO SELLER....................................................................      32

6.05  EXCESS FREIGHT COSTS CHARGEABLE TO SELLER.............................................................      33

6.06  PAYMENT OF EXCESS COSTS...............................................................................      33

7.01  SHIPPING NOTICE.......................................................................................      33

8.01  QUANTITY REQUIREMENTS.................................................................................      35

9.01  WEIGHING..............................................................................................      36

10.01  COAL SPECIFICATIONS..................................................................................      38

11.01  SAMPLING.............................................................................................      39

11.02  ANALYSIS.............................................................................................      41

12.01  REJECTION OF COAL FOR COAL QUALITY DEFICIENCIES......................................................      43

12.02  SUSPENSION OF SHIPMENTS FOR COAL QUALITY DEFICIENCIES................................................      44

13.01  AUTOMATIC TERMINATION................................................................................      47

14.01  TERMINATION FOR UNREMEDIED DEFAULT...................................................................      47

15.01  FORCE MAJEURE........................................................................................      48

16.01  CHANGES IN ENVIRONMENTAL RELATED REQUIREMENTS........................................................      51

17.01  WARRANTIES...........................................................................................      55

17.02  DISCLAIMER OF WARRANTIES.............................................................................      56

18.01  INDEPENDENT CONTRACTOR...............................................................................      56

19.01  BINDING EFFECT.......................................................................................      56

                                       ii
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
20.01  ASSIGNMENTS..........................................................................................      56

21.01  RIGHT OF INSPECTION:  ACCOUNTING.....................................................................      57

22.01  RIGHT OF INSPECTION: COAL PROPERTY...................................................................      58

22.02  RIGHT OF INSPECTION:  PURCHASER's LAB................................................................      59

23.01  WAIVER...............................................................................................      59

24.01  LIMITATION OF DAMAGES................................................................................      59

25.01  DISPUTED MATTERS.....................................................................................      60

25.02  ARBITRATION..........................................................................................      61

25.03  EXCEPTIONS...........................................................................................      64

26.01  NOTICES..............................................................................................      65

27.01  REMEDIES CUMULATIVE..................................................................................      66

28.01  AGENT FOR PURCHASER..................................................................................      66

29.01  CAPTIONS.............................................................................................      67

30.01  APPLICABLE LAW.......................................................................................      67

31.01  COMPLIANCE WITH LAWS AND REGULATIONS.................................................................      67

32.01  ENTIRE AGREEMENT.....................................................................................      67

33.01  CONFIDENTIAL AND PROPRIETARY INFORMATION.............................................................      68

34.01  BIG CAJUN II, UNIT 3.................................................................................      69

                                      iii
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                                                                  Execution Copy


                   AGREEMENT BETWEEN LOUISIANA GENERATING, LLC
                             AND TRITON COAL COMPANY
                        FOR THE SALE AND PURCHASE OF COAL


         This Agreement is made and entered this 1st day of August, 1997 by and between Louisiana Generating, LLC, a limited liability company organized and existing under the laws of the State of Delaware, hereinafter referred to as "PURCHASER", and Triton Coal Company, a corporation organized and existing under the laws of the State of Delaware, hereinafter referred to as "SELLER."

                                   WITNESSETH:

         WHEREAS, SELLER owns or otherwise controls or has entered into contracts for the mining of the Coal Property (as hereinafter defined) from which SELLER desires to sell coal to PURCHASER.

         WHEREAS, PURCHASER intends to acquire Cajun Electric Power Cooperative, Inc.'s ("Cajun's") Big Cajun No. II steam-electric generating plant and coal unloading dock, located at approximately Mile 263 AHP near New Roads, Louisiana (the "Power Plant") pursuant to the Asset Purchase Agreement (as hereinafter defined) incorporated in the Trustee's Plan of Reorganization (as hereinafter defined) proposed in Cajun's Chapter 11 Case Number 94-11474 pending before the United States Bankruptcy Court for the Middle District of Louisiana (the "Chapter 11 Proceeding"); and

         WHEREAS, PURCHASER will require large quantities of coal for the operation of the Power Plant.

         NOW, THEREFORE, in consideration of the premises and covenants herein, PURCHASER and SELLER agree as follows:

         1.01 MUTUAL OBLIGATIONS. SELLER agrees to sell coal to PURCHASER, and PURCHASER agrees to buy coal from SELLER, on the terms and conditions, in the quantities, and of the quality set forth herein.

         1.02 DEFINITIONS. The following definitions shall apply in this
Agreement:

         a.   "AAR" shall have the meaning set forth in Section 9.01.

         b.   "ACMS" shall mean the American Commercial Marine Service
              Company.

         c. "ASSET PURCHASE AGREEMENT" shall mean the Second Amended and Restated Asset Purchase and Reorganization Agreement dated as of December 6, 1996 among PURCHASER, the Trustee and, as to certain specific sections of the Agreement only, NRG Energy, Inc., Zeigler Coal Holding Company, and Southern Energy, Inc., as the same may be amended from time to time.

         d.   "ASTM" shall have the meaning set forth in Section 7.01.

         e.   "BN" shall mean the Burlington Northern Santa Fe Railway
              Company.

         f.   "BASE PRICE" shall have the meaning set forth in Section 4.01.

         g.   "BILLING PRICE" is the Base Price as adjusted pursuant to
              Section 4.02.

         h.   "CAJUN" shall have the meaning set forth in the Recitals.

         i. "CALORIFIC VALUE ADJUSTMENT" shall have the meaning set forth in Section 4.04.

         j. "CARRIER"or "CARRIERS" shall mean collectively BN and ACMS or other Carriers under any replacement Transportation Agreement.

         k. "CHANGED GOVERNMENTAL IMPOSITIONS" shall have the meaning set forth in Section 4.03.

         l. "CHAPTER 11 PROCEEDING" shall have the meaning set forth in the Recitals.

         m. "COAL CARS" shall mean PURCHASER supplied open-top railcars equipped with rotary couplers, having a capacity of not less than 204,000 pounds, suitable for use in service between the relevant Origin and the Terminal, and suitable for use in service in the coal unloading equipment maintained by ACMS or any successor Carrier.

         n. "COAL PROPERTY" shall mean the real property, mineral interests, preparation plant facilities and loading facilities, with improvements thereto, referred to as the Buckskin Mine and the North Rochelle Mine, both located in Campbell County, Wyoming and the other approved coal properties described in Appendix A.

         o. "CONTRACT YEAR" shall mean each twelve (12) month period during the term of this Agreement following the Effective Date.

         p. "DELIVERED COST" shall mean, for purposes of calculating the Calorific Value Adjustment under Section 4.04, the sum of the Base Price plus the Transportation Rate to the Power Plant unloading facility, including the rail, transshipment and barge rates.

         q. "DESIGNATED LOADING POINT" shall mean that point on Origin mines' trackage at which any further train movement is at the direction of the mine operator.

         r.   "DISPUTED MATTER" shall have the meaning set forth in Section
              25.01.

         s.   "EFFECTIVE DATE" shall have the meaning set forth in Section
              3.01.

         t.   "EMISSIONS ADJUSTMENT" shall have the meaning set forth in
              Section 4.05.

         u. "ENVIRONMENTAL RELATED REQUIREMENT" shall have the meaning set forth in Section 16.01.

         v. "ESTIMATED DELIVERY REQUIREMENTS" shall have the meaning set forth in Section 8.01.

         w.   "EXCLUDED PORTION" shall have the meaning set forth in Section
              3.03.

         x.   "EXTENDED TERM" shall have the meaning set forth in Section
              3.01.

         y.   "EXTRANEOUS MATERIAL" shall have the meaning set forth in
              Section 10.01.

         z. "EXTRAORDINARY SALES NOTICE" shall have the meaning set forth in Section 3.02.

         aa.  "FORCE MAJEURE" shall have the meaning set forth in Section
              15.01.

         bb.  "GOVERNMENTAL IMPOSITIONS" shall have the meaning set forth in
              Section 4.03.

         cc. "GOVERNMENTAL IMPOSITIONS NOTICE" shall have the meaning set forth in Section 4.03.

         dd. "GSU" shall mean Gulf States Utilities or any successor in interest.

         ee.  "HEARING" shall have the meaning set forth in Section
              25.01(b).

         ff.  "INDEPENDENT ARBITRATOR" shall have the meaning set forth in
              Section 25.02(b).

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         gg.  "INITIAL TERM" shall mean the period of time beginning on the
              Effective Date and ending five (5) Contract Years from the Effective Date.

         hh. "INTERNAL MEDIATION NOTICE" shall have the meaning set forth in Section 25.01(a).

         ii.  "NEW AGREEMENTS" shall have the meaning set forth in Section
              3.03.

         jj. "ORIGIN" shall mean each of the existing Powder River Basin mines served by BN (or any successor Carrier) in Campbell and Converse Counties, Wyoming that is now operating, those mines listed in Appendix A, and those mines that become operational during the Initial Term of this Agreement and are approved by the prior written consent of PURCHASER, not to be unreasonably withheld.

         kk. "ORIGIN LOADING FACILITIES" shall mean the equipment necessary to load Unit Train Shipments of coal at an Origin, in accordance with PURCHASER's Transportation Agreement, including but not limited to rail trackage, coal silos and/or hoppers, conveyor belts, preparation plants and storage facilities at or for such Origin.

         ll.  "OUTSIDE MEDIATION NOTICE" shall have the meaning set forth in
              Section 25.01(a).

         mm.  "PAYMENT PERIOD" shall have the meaning set forth in Section
              5.01.

         nn.  "PERIODIC COAL PAYMENT" shall have the meaning set forth in
              Section 5.01.

         oo. "POWER PLANT" shall have the meaning set forth in the Recitals.

         pp.  "PURCHASER" shall have the meaning set forth in the preamble.

         qq.  "PURCHASER APPOINTEE" shall have the meaning set forth in
              Section 25.02(b).

         rr. "PURCHASER'S DESIGNATED LABORATORY" shall have the meaning set forth in Section 11.02.

         ss.  "REFEREE LABORATORY" shall have the meaning set forth in
              Section 11.02.

         tt.  "SECTION 3.03 NOTICE" shall have the meaning set forth in
              Section 3.03.

         uu.  "SELLER" shall have the meaning set forth in the preamble.

         vv. "SELLER APPOINTEE" shall have the meaning set forth in Section 25.02(b).

         ww.  "SELLER PORTION" shall have the meaning set forth in Section
              3.03.

         xx. A "SHIPMENT" shall begin when SELLER has loaded coal in sufficient quantities into a Unit Train provided by PURCHASER and shall end when the coal is unloaded at the Power Plant or other designated facility as provided herein.

         yy.  "SURVIVING PROVISIONS" shall have the meaning set forth in
              Section 3.01.

         zz. "TENDER" shall mean (a) with respect to a Shipment of coal by rail, to make available for loading into Coal Cars; (b) with respect to Coal Cars, to release Coal Cars into the control of BN (or any successor Carrier); and (c) with respect to a Shipment of coal by barge, to make available for unloading and loading into barges at the Terminal.

         aaa. "TERMINAL" shall mean ACMS' Hall Street Terminal in St. Louis,
              Missouri or such other terminal as may be specified in a successor Transportation Agreement.

         bbb. "TON" or "TON" shall mean two thousand pounds avoirdupois weight.

         ccc. "TRANSPORTATION AGREEMENT" shall mean the Transportation
              Agreement among PURCHASER, BN and ACMS or any replacement or successor Transportation Agreement.

         ddd. "TRIGGER DATE" shall have the meaning set forth in Section
              4.01.

         eee. "TRANSPORTATION OF COAL" shall mean movement of Coal from Origin to destination including rail transportation from Origin to the Terminal, receiving, interim storage, loading to barge at the Terminal and barge transportation from the Terminal to destination.

         fff. "TRANSPORTATION RATE" shall mean those rates set forth in the Transportation Agreement.

         ggg. "TRUSTEE" shall mean Ralph R. Mabey, as Chapter 11 Trustee of
              Cajun.

         hhh. "TRUSTEE'S PLAN OF REORGANIZATION" shall mean the Trustee's
              Plan of Reorganization as may be amended from time to time for Cajun, pending in the Chapter 11 Proceeding.

         iii. "UNIT TRAIN" shall mean an assembly of Coal Cars transporting coal from one Origin to the Terminal on one bill of lading.

         2.01 SELLER'S RESERVES AND PREPARATION FOR SELLING COAL. SELLER represents and warrants that SELLER owns or controls the Buckskin and North Rochelle mines and that such mines contain economically recoverable coal under current laws and regulations of a quality and in quantities which shall be sufficient to satisfy the requirements of

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this Agreement and that all coal delivered hereunder shall be mined from the
Coal Property or such other Origins as may be approved by PURCHASER pursuant to
Section 2.02.

         SELLER hereby agrees to commit sufficient reserves of coal at the Buckskin and North Rochelle mines meeting the quality specifications of Section
10.01 so as to fulfill the quantity specifications herein. SELLER agrees and warrants that SELLER shall not use or sell coal meeting the quality specifications hereof from such mines in a way that shall reduce the economically recoverable balance of coal from such mines to an amount less than the amount required to be supplied hereunder.

         SELLER shall defend the title of PURCHASER with respect to all coal sold hereunder and, with respect to such title, shall indemnify PURCHASER from and against all claims, demands, actions, suits and judgments.


         2.02 SUBSTITUTION. All coal delivered hereunder shall be shipped from the Coal Property or, at SELLER's sole option, after giving notice to PURCHASER, any Origin, provided SELLER obtains the prior written consent of PURCHASER with respect to such Origin, which consent shall not be unreasonably withheld and, provided further, that the coal shipped from any Origin other than the Coal Property satisfies the quality specifications of Section 10.01 hereof and, on the basis of a test burn, performs satisfactorily to PURCHASER in the Power Plant.

         In the event that SELLER requests that PURCHASER conduct a test burn of coal from a proposed substitute Origin, such test shall be promptly scheduled and performed consistent with PURCHASER's then current operating plans. SELLER shall promptly reimburse PURCHASER for all costs incurred by PURCHASER which are paid to third parties for conducting such test, provided that PURCHASER shall pay the normal Transportation Rates (excluding any costs of segregating such coal or other extraordinary costs, which shall be paid by SELLER) associated with the transportation of such coal. PURCHASER shall not be required to perform more than two test burns in any Contract Year. PURCHASER shall solely determine the results of test burns in accordance with its standard operating procedures. PURCHASER shall promptly notify SELLER of its approval of such proposed Origin if use of such coal does not adversely affect PURCHASER's operations, provided, however, that PURCHASER shall retain the right to withdraw its approval of any Origin, including the Coal Property, if the use of coal from such Origin has, in PURCHASER's sole discretion reasonably exercised, a material adverse effect on PURCHASER's operations when compared to its historical operations.

         3.01 EFFECTIVENESS; TERM OF AGREEMENT. This Agreement shall only become effective if the closing occurs under the Asset Purchase Agreement. SELLER shall provide the full coal requirements for the Power Plant for a period of five (5) Contract Years (the "Initial Term") commencing on the Closing Date of the Asset Purchase Agreement (the "Effective Date") of this Agreement. This Agreement shall continue in full force and effect during the Initial Term unless earlier terminated according to the provisions of this Agreement. PURCHASER shall have the right to purchase up to {***} tons of coal from other sources during the {***} Contract Year of the Initial Term hereof for purposes of test burns (the "Test Burn Amount"). In such event, SELLER has the right to provide make-up coal to PURCHASER, up to the Test Burn Amount so purchased, during the {***} Contract Year at the {***} Contract Year price, provided that the Test Burn Amount shall be deducted from Seller's Portion during such sixth Contract Year for purposes of Section 3.03. SELLER agrees to give written notice to PURCHASER on or before the expiration of the {***} Contract Year if SELLER intends to provide such make-up coal, in which case SELLER will provide such coal within the first two (2) calendar months of such {***} Contract Year.

         This Agreement shall terminate upon the expiration of the Initial Term, provided, however, that the following provisions (the "Surviving Provisions") shall survive for an additional period of {***} Contract Years following the expiration of the Initial Term (the "Extended Term"): (i) Section 2.01 with respect to SELLER's reserves; (ii) Section 2.02 with respect to the substitution of coal from Origins other than the Coal Property; (iii) Section 3.03 with respect to PURCHASER's right to purchase the Excluded Portion (as hereinafter defined) from other sources and SELLER's matching rights; (iv) Section 19.01, Binding Effect; (v) Section 20.01, Assignments; (vi) Section 21.01 with respect to the parties' accounting inspection rights; (vii) Section 23.01, Waiver;
(viii) Sections 25.01, 25.02 and 25.03 with respect to Disputed Matters; (ix)
Section 26.01, Notices; (x) Section 29.01, Captions; (xi) Section 30.01, Applicable Law; (xii) Section 32.01, Entire Agreement; (xiii) Section 33.01 with respect to confidentiality; (xiv) Section 34.01 as it applies to Section 3.03;
(xv) the Preambles, Recitals, such definitions in Section 1.02 and such of the Appendices as are used or referenced in the Surviving Provisions specified above; and (xvi) this Section 3.01. At the end of the Initial Term, the Surviving Provisions may, at the option of the parties: (i) continue in effect as the only surviving provisions of this Agreement; (ii) be incorporated in a New Agreement (as defined in Section 3.03); or (iii) be incorporated in a separate agreement limited to the Surviving Provisions and such other provisions as the parties may agree.

         3.02 EXTRAORDINARY MARKET OPPORTUNITIES. In the event PURCHASER has an identifiable new opportunity to make extraordinary off-system power sales, with respect to which, in order to provide a reasonable margin to PURCHASER, PURCHASER requires a lower coal price, PURCHASER shall promptly notify SELLER in writing (an "Extraordinary Sales Notice") of the required price and volume of coal associated with such opportunity. Such extraordinary market opportunity shall be for a minimum of either {***}. PURCHASER shall not use this provision to increase its margin on a sale it otherwise would have made, but only to make a sale it otherwise would not make.

         As soon as possible, but in any event within three (3) days of receiving an Extraordinary Sales Notice, SELLER shall notify PURCHASER in writing as to whether or not it elects to supply the required price and volume of coal associated with such opportunity. Any such coal provided by SELLER shall comply with the quality and other requirements of this Agreement. If SELLER fails to respond within such three (3) day period or if SELLER elects not to meet such price, or to provide the required volume, then PURCHASER may purchase the coal required to secure such extraordinary off-system power sales from any supplier who is willing to supply coal at the required price and volume.

         SELLER shall have the right to designate an independent third party to audit, at SELLER's expense, the quantity and price terms of such sales, provided that such third party auditor (i) shall be required to keep such terms and the identity of the third party supplier confidential pursuant to the terms of a confidentiality agreement to be entered into among such auditor, SELLER and PURCHASER, which confidentiality agreement shall be reasonably acceptable to PURCHASER; and (ii) shall only be permitted to advise SELLER as to whether or not such third party sales are being made in accordance with the quantity and price terms described in the relevant Extraordinary Sales Notice. PURCHASER and SELLER agree to work together to identify such market opportunities.


         3.03 SELLER'S RIGHT TO MATCH PRICE. During the Extended Term, PURCHASER shall have the right to purchase up to {***} tons of coal per year, plus or minus one Unit Train, (the "Excluded Portion") from other sources, provided that PURCHASER agrees to notify SELLER in writing prior to soliciting or negotiating such offers or such other arrangements.


         Subject to PURCHASER's right to obtain the Excluded Portion from other sources and to the other terms of this Section 3.03, SELLER shall have the right to supply coal to meet the remaining coal requirements of the Power Plant (including the requirements of GSU at Unit No. 3 and any new facilities which PURCHASER may construct at the Power Plant) (the "SELLER's Portion"), during the Extended Term. PURCHASER may solicit third party offers for SELLER's Portion. PURCHASER shall evaluate and determine the delivered cost per million BTU's, term, coal quality and other terms and conditions applicable to such third party offers (which it may obtain by solicitation and/or through direct negotiations with other fuel suppliers submitting bona fide offers. In making such evaluations, PURCHASER shall consider coal handling costs, transportation, transloading, heat content, sulfur and other generally accepted industry fuel procurement practices.

         The following procedure shall be used to determine whether an offer from a fuel supplier for SELLER's Portion shall be deemed to be "bona fide" for purposes of this Section 3.03. If such supplier produces coal (i) in the Powder River Basin or (ii) in the United States west of the Mississippi River and, in the case of (ii) only, has (A) the ability to load out unit trains (consisting of a minimum of {***} coal cars) and (B) uncommitted reserve life equal to at least {***} times the volume that PURCHASER would offer to purchase from such third party supplier (the "Qualifying Characteristics") (which facts shall be verified by the independent auditor described below, provided that such verification shall be limited to obtaining written confirmation from such proposed supplier of the facts outlined above), the bona fides of such third party supplier shall be determined in the sole opinion of PURCHASER. If such third party supplier does not meet the Qualifying Characteristics outlined in sub-paragraphs (i) or (ii) above because such supplier does not produce coal in the Powder River Basin or in the United States west of the Mississippi River (and does not meet the additional sub-qualifications outlined above for suppliers who produce coal west of the Mississippi River), then PURCHASER shall provide the independent auditor with such information as is required to enable such auditor to determine whether the offer of such third party supplier is bona fide. In making such determination, the inquiry of the auditor shall be limited to determining whether it is commercially reasonable to assume that the third party supplier has the ability to perform its obligations under the proposed offer.

         PURCHASER shall use its commercially reasonable efforts to provide SELLER with as much advance notice of the terms of such third party offers for SELLER's Portion as is consistent with PURCHASER's need to minimize its delivered cost of coal but in no event later than ninety (90) days prior to the end of the Initial Term (or, if (i) SELLER and PURCHASER have entered into a New Agreement for the supply of coal or (ii) PURCHASER and a third party supplier have entered into a contract for the sale of coal, no later than ninety (90) days prior to the expiration of such New Agreement or coal supply contract, as relevant). PURCHASER shall provide written notice to SELLER of such offers to supply the SELLER's Portion (a "Section 3.03 Notice") including all pertinent terms and conditions (which may include non-economic terms); which notice shall describe the f.o.b. mine price to SELLER which would result in the same evaluated delivered price to PURCHASER.

         SELLER shall have the right to verify, through an independent auditor, the terms and conditions of any such offer, provided that (i) PURCHASER consents to such independent auditor, which consent shall not be unreasonably withheld and (ii) such auditor enters into a confidentiality agreement with SELLER and PURCHASER that is reasonably acceptable to PURCHASER and that shall provide that such auditor shall not reveal the identity of the proposed third party suppliers. The cost of such verification shall be borne by SELLER. The purpose of such verification shall be limited to assessing the accuracy of the described terms and conditions and to the matters relating to the bona fides of the third party suppliers described above.

         SELLER shall have the right, but not the obligation, within {***} working days of receiving a Section 3.03 Notice to provide written notice to PURCHASER of SELLER's intent to match the price at the same evaluated delivered cost per million BTU's and to match such other terms and conditions as are described in such Section 3.03 Notice. Notwithstanding the source of coal reflected in any Section 3.03 Notice given hereunder, SELLER shall have the right to match such terms and conditions with shipments originating either at the Coal Property or some other approved Origin or from a source (and with similar fuel characteristics) in the same geographic region as the source of fuel reflected in such Section 3.03 Notice, provided that such non-Origin sources from other geographic regions shall be subject to approval by PURCHASER as though they were proposed to be new Origins in accordance with Section 2.02.

         In no event shall the independent audit process described above extend beyond such {***} day period, provided that, if, within such {***} day period the independent auditor reports that PURCHASER's Section 3.03 Notice does not accurately describe the third party terms and conditions, PURCHASER shall correct its Section 3.03 Notice and SELLER's {***} working day period to provide notice of its intent to match shall be extended for an additional period of five
(5) working days from SELLER's receipt of a corrected Section 3.03 Notice.

         If SELLER elects to match such offer, SELLER and PURCHASER shall cooperate in preparing and executing one or more new agreements (the "New Agreements") to replace this Agreement (except that the parties may elect to handle the Surviving Provisions pursuant to

Section 3.01), which New Agreements shall include: (i) the terms and conditions described in the Section 3.03 Notice and (ii) such other terms and conditions as SELLER and PURCHASER may agree; provided that if the parties fail to execute such New Agreement on or before the date that is forty-five (45) days prior to the end of the Initial Term (or if a New Agreement previously has been executed, on or before the date that is forty-five (45) days prior to the end of the term of such New Agreement) then PURCHASER shall be free to contract with the third party suppliers on the terms described below.

         In the event that SELLER elects to match such offer, SELLER, at its sole option, may also elect to negotiate the transportation of such coal from other sources to the Power Plant, provided that PURCHASER has not made prior contractual commitments to transport such coal; provided that nothing contained herein shall prohibit PURCHASER from contemporaneously negotiating a coal transportation agreement with a third party carrier. If SELLER negotiates a Transportation Agreement that is reasonably acceptable to PURCHASER and PURCHASER has not made prior contractual commitments to transport such coal, then PURCHASER shall execute such Transportation Agreement.

         In the event PURCHASER has not made prior contractual commitments to transport such coal and SELLER undertakes to negotiate such Transportation Agreement, SELLER agrees that it will be acting only as agent for, and representative of, PURCHASER for that limited purpose. SELLER's agency is limited to negotiating a coal Transportation Agreement with Carriers and is for the period beginning when SELLER gives notice to PURCHASER of SELLER's intent to match such third party notice, as provided herein, and ending with SELLER having completed its negotiations within a reasonably short period of time. SELLER is not permitted to represent itself as agent of PURCHASER for any other purpose and may act as PURCHASER's agent only during the period of time established hereinabove.

         If PURCHASER has made a prior contractual commitment to transport such coal, SELLER may not act as PURCHASER's agent in negotiating a Transportation Agreement, but SELLER shall be free to contact the Carrier with whom PURCHASER has made such Transportation Agreement or any other Carrier for the purpose of determining whether SELLER can obtain a transportation rate from such Carrier that would enable SELLER to match the third party offer outlined in PURCHASER's
Section 3.03 Notice, provided that nothing contained in this Agreement shall change the requirement that PURCHASER must be the signatory to any Transportation Agreement entered into to transport the coal to be purchased and sold hereunder.

         Nothing in this Section 3.03 shall restrict PURCHASER in the development of its own fuel procurement strategy, the choice of type of fuel or the quality thereof, the choice of third party fuel suppliers, etc., which it shall elect to purchase after the Initial Term of this Agreement. The only limitations on PURCHASER during the Extended Term shall be that all offers relating to SELLER's Portion which SELLER has the election to match hereunder must be from bona fide suppliers (established as described above), and must have a minimum term of {***}.

         In the event that SELLER does not elect to match all of the alternative terms and conditions offered by another supplier within the {***} day period described above (as the same may be extended to correct a Section 3.03 Notice), or SELLER and PURCHASER fail to execute a New Agreement within the time period described above, SELLER shall forego its right to match that portion of PURCHASER's coal requirements provided that within {***} days of such event, PURCHASER executes an agreement with {***} from an alternate supplier to purchase such coal under the same terms as were described in the
Section 3.03 Notice from PURCHASER to SELLER, provided that such third party agreement may differ from the terms described in the Section 3.03 Notice if such differences would not reasonably be deemed to be material to a decision by SELLER as to whether it desires to match such third party offer. Upon expiration of such coal supply agreement for SELLER's Portion, PURCHASER shall, once again during the Extended Term, grant SELLER the right to match any new offer. This matching right shall also again apply during the Extended Term upon the expiration of any New Agreement entered into between SELLER and PURCHASER as a result of SELLER electing to match the terms and conditions offered by a third party supplier.

         4.01 PRICE PER TON OF COAL. The prices per ton f.o.b. railcar at the Coal Property or other approved Origins applicable to Shipments hereunder (the "Base Price") shall be as follows in the specified calendar years:

                                                               ($/Ton)
                                                               -------
                           1997                                 {***}
                           1998                                 {***}
                           1999                                 {***}
                           2000                                 {***}
                           2001                                 {***}
                           2002                                 {***}
                           2003                                 {***}

         It is understood that the prices specified above include all costs of Governmental Impositions, as of the earlier of January 1, 1998 or the Effective Date (the "Trigger Date"), as allocated between PURCHASER and SELLER pursuant to Section 4.03, relating to the ownership or acquisition of the mineral, mining, processing, marketing or quality control work necessary to meet the quantity and quality specifications hereof.

         4.02 ADJUSTMENTS - GENERAL. The Base Prices set forth in Section 4.01 shall be adjusted from time to time as provided in Section 4.03 hereof (as so adjusted, the "Billing Price"). Any adjustments to SELLER's account pursuant to
Section 4.03 shall be included in the Base Price for the purposes of the Calorific Value Adjustment under Section 4.04.

         4.03 ADJUSTMENT FOR CHANGES IN GOVERNMENTAL IMPOSITIONS. The term "Governmental Impositions," as used in this Agreement, means taxes, fees or other costs, including royalties or severance taxes imposed on SELLER by any government or governmental agency or as a result of costs arising from any governmental law or regulation directly affecting the ownership, production, severance, loading, transportation, preparation or sale of coal and reclamation of the source of coal shipped hereunder including all costs of compliance with the Federal Surface Mining Control and Reclamation Act of 1977 applicable to the Coal Property or other Origins, including (but not limited to) costs associated with all environmental protection performance standards under Sections 515 and 516 of such Act, with inspection and monitoring by state and/or federal regulatory authorities, with the obtaining of permits and with any performance bond which may be required under such Act. As an example, the term Governmental Impositions shall include ad valorem taxes and federal royalties levied by a political subdivision and severance taxes on coal; however, the term Governmental Impositions shall not include federal or state income taxes, ad valorem taxes on land, personal property, or improvements thereto which are not levied directly upon the ownership, production, severance, loading, preparation, transportation, or sale of coal hereunder, unmined mineral taxes, special fund assessments related to worker's compensation insurance, orders or decrees revoking SELLER's self-insurance privileges and sales or use taxes (even if imposed on materials and supplies used in the production of coal hereunder.)

         The Base Prices specified in Section 4.01 include all costs of compliance by SELLER as of the Trigger Date with all Governmental Impositions in force as of such date. No adjustment to the Base Price shall be made under this
Section 4.03 for costs occasioned by any Governmental Impositions in force on the Trigger Date or expressly included in the prices specified in Section 4.01, regardless of whether SELLER's costs as of the Trigger Date reflect the full costs of compliance with such Governmental Impositions. To the extent not prohibited by or inconsistent with other provisions of this Section 4.03, adjustments to the Base Price shall be made for changes in costs which directly affect coal actually mined or coal procured for delivery to PURCHASER hereunder and which result from SELLER's compliance with the following: (a) amendments to Governmental Impositions which are enacted or promulgated after the Trigger Date, (b) final judgments, orders or decrees issued by any court of law or equity or administrative or regulatory body after the Trigger Date, which reflect new and different interpretations of Governmental Impositions or (c) Governmental Impositions enacted after the Trigger Date (collectively; the "Changed Governmental Impositions"). However, no adjustment to the Base Price shall be made for changes in costs which result from any civil or criminal money fine or penalty imposed as the result of failure to comply with any Governmental Impositions unless

PURCHASER shall have specifically authorized the incurring of such fine or penalty; or any change in the millage rate or valuation of property for purposes of assessing any existing ad valorem tax. As of the Trigger Date certain of the Governmental Impositions applicable to this Agreement are set forth in Appendix B and relate to coal sold hereunder and are calculated in the manner indicated.

         In the event and whenever after the Trigger Date any of the events described in sub-parts (a), (b) or (c) above of the proceeding paragraph occurs, SELLER shall give PURCHASER prompt written notice thereof (a "Governmental Impositions Notice") as provided in Section 26.01. For purposes of this Section 4.03, if the Changed Governmental Imposition is stated in cents per ton, the Governmental Impositions Notice shall contain sufficient documentation and data to permit PURCHASER to verify SELLER's computations of the effect of such Governmental Impositions on SELLER's costs. In the event the Changed Governmental Imposition is not stated in cents per ton, SELLER shall furnish a preliminary Governmental Impositions Notice to PURCHASER notifying PURCHASER that such changed Governmental Imposition has occurred, which preliminary notice shall be followed by a final Governmental Impositions Notice within the time periods specified below.

         Subject to the following provisions of this Section 4.03, after PURCHASER delivers a Governmental Impositions Notice to SELLER, PURCHASER and SELLER shall jointly estimate and agree on the cost of such Governmental Impositions applicable to the coal sold hereunder and shall make an adjustment to the Base Prices specified in Section 4.01 accordingly. Changes in the cost of Governmental Impositions shall be shared {***} to the PURCHASER's account and {***} to the SELLER's account.

         Where such Changed Governmental Imposition is stated in cents per ton, the adjustment to the Base Prices specified in Section 4.01 shall be made on such basis using the information contained in the Governmental Impositions Notice. Where such Changed Governmental Imposition is not stated in cents per ton, SELLER shall, within sixty (60) days after delivering the preliminary Governmental Impositions Notice to PURCHASER referenced above, prepare and submit to PURCHASER a final Governmental Impositions Notice in a format reasonably acceptable to PURCHASER detailing SELLER's determination of the actual cost impact of such Changed Governmental Imposition applicable to the coal delivered to PURCHASER hereunder. Such final notice shall also include a proposed cents per ton allocation of such actual cost impact based upon the quantity delivery commitment of SELLER and a method of adjusting for the continuing cost impact of such Changed Governmental Imposition. SELLER's final Governmental Impositions Notice submitted in accordance with this Section 4.03 shall be subject to PURCHASER's approval, which approval shall not be unreasonably withheld. In the event PURCHASER's approval and any adjustment to be made cannot be established within one hundred twenty (120) days after submittal by SELLER of its final Governmental Impositions Notice, the matter shall be submitted to outside mediation in accordance with Section 25.01(b).

         PURCHASER shall determine, after consulting in good faith with SELLER during such one hundred twenty (120) day period, the amount of an interim adjustment, if any, to partially compensate SELLER for the immediate impact of any such Changed Governmental Impositions.

PURCHASER's determination of the amount of any such interim adjustment will be made after consideration of the detailed statements and supporting information submitted by SELLER and will not, in PURCHASER's opinion, exceed the expected amount of the final adjustment. If the final adjustment approved by PURCHASER differs from any interim adjustment, a retroactive settlement shall be made. After the approval by PURCHASER of said final adjustment, the required changes to the Base Price hereunder and other affected provisions of this Agreement shall be made.

         After such final adjustment has been made, then during the period beginning up to twelve (12) months prior to the delivery of the Governmental Impositions Notice (or final Governmental Impositions Notice in the case of a Changed Governmental Imposition that is not stated in cents per ton) and during which such Changed Governmental Imposition was in effect, an adjustment to the Base Price specified in Section 4.01 (as such Base Price may have been adjusted pursuant to Section 4.02) shall be made for the cost of such Changed Governmental Imposition, applicable to the coal sold to PURCHASER hereunder, provided that in no event shall an adjustment to the Base Price be made for any period prior to the Trigger Date. The twelve (12) month limitation imposed in the prior sentence shall not apply to Governmental Impositions identified in governmental audits of severance tax or royalty rates or payments. PURCHASER also shall have the right, but not the obligation, to give SELLER notice as provided in Section 26.01, of any such Changed Governmental Impositions; and an adjustment to the Base Price specified in Section 4.01 shall then be made as described in this Section 4.03.

         4.04 CALORIFIC VALUE ADJUSTMENT. The parties shall make a monthly adjustment to amounts paid by PURCHASER to SELLER hereunder in accordance with
Section 5.01 upon the basis of the governing actual "as-received" calorific value of the coal as contained in the samples taken in accordance with Sections
11.01 and 11.02 and analyzed in accordance with Appendix G attached hereto and as compared to {***} btu/lb. This monthly adjustment (the "Calorific Value Adjustment") shall be made as set forth in Appendix C.

         4.05 EMISSIONS ALLOWANCE ADJUSTMENT. The Base Prices specified in
Section 4.01 above are based on the following assumed prices for emission allowances during the Initial Term hereof:

                                          Assumed SO[2]
                Calendar Year             Allowance Price(P[C])
                -------------             ----------------
                    2000                       {***}
                    2001                       {***}
                    2002                       {***}
                    2003                       {***}

         Beginning on January 1, 2000 and continuing during the remainder of the Initial Term, PURCHASER shall determine the actual price of sulfur dioxide emission allowances during the immediately preceding month (P[A]), which price shall equal the "Market Price Indices," rounded to the nearest 1/10th of a cent per ton, for sulfur dioxide emission allowances that are published or provided by Cantor-Fitzgerald Environmental Brokerage Services. The Market Price Index for the current month is published in the prior month (i.e., the January 2000 Market Price Index is published in December 1999). If this information is no longer published, then PURCHASER and SELLER agree to negotiate in good faith on the use of a reasonably adequate substitute.

         Upon determination of the actual price of sulfur dioxide emission allowances as specified above, PURCHASER shall compute an emissions allowance adjustment (the "Emissions Adjustment") as follows:

         Emissions Adjustment = ([P[A] -P[C]]/P[C] ) x A[S]; rounded to the nearest one-tenth of one cent per ton

         Where

              P[A] = Actual Monthly Market Price Index of sulfur dioxide emission allowances

              P[C] = Assumed sulfur dioxide emission allowance price for such calendar year

              A[S] =   {***} per ton in 2000
                       {***} per ton in 2001
                       {***} per ton in 2002
                       {***} per ton in 2003

         If P[A] is greater than P[C] during any such month, the Emissions Adjustment shall be multiplied by the number of tons of coal shipped hereunder during such month and SELLER shall promptly remit such amount in cash to PURCHASER in accordance with Section 5.01 (Billing and Payment).

         If P[A] is less than P[C] during any such month, the absolute value of the Emissions Adjustment shall be multiplied by the number of tons of coal shipped hereunder during such month and PURCHASER shall promptly remit such amount in cash to SELLER in accordance with Section 5.01 (Billing and Payment).

         4.06 EXCESS SO[2] ALLOWANCE DUE SELLER. Beginning with calendar year 2000, if the actual SO[2] emissions of the Power Plant are less than {***} tons of SO[2] during any calendar year during the Initial Term, PURCHASER shall provide SELLER with allowances, as calculated herein, by January 20th of the following calendar year rounded to the next closest allowance. The allowances due SELLER shall be calculated as follows:

         If the actual Annual Plant Burn for such calendar year is less than {***} MMBtu and actual Power Plant emissions for such calendar year are less than {***} tons of SO[2] (both as determined by PURCHASER) then:

            [{***} - APE - [{***}-APB] x {***}] x {***}= ADS

         If the actual Annual Plant Burn in such calendar year is greater than {***} MMBtu and the actual Power Plant SO[2] emissions for such calendar year are less than {***} tons of SO[2] then:

            [{***} - APE] x {***}=ADS.

         Where

              Power Plant SO[2] Allowances in Tons available  = {***}
              Actual Plant Burn in MMBtu                      = APB
              Actual Plant Emissions in Tons of SO[2]         = APE
              Allowances Due Seller                           = ADS

         A sample calculation of the SO[2] allowance due SELLER is set forth in Appendix E. If (i) {***} is not the correct number of SO[2] emissions allowances established for the Power Plant as of the applicable date or if GSU's interest in the Power Plant is not included in calculating the SO[2] allowances (see
Section 34.01 herein), or (ii) the final Contract Year of the Initial Term is less than a full calendar year, then Sections 4.06 and 4.07 will be equitably adjusted by the parties.

         4.07  SO[2] ALLOWANCE DUE PURCHASER.

         Beginning with calendar year 2000, if actual SO[2] emissions of the Power Plant are greater than {***} tons of SO[2] during any calendar year of the Initial Term, SELLER will provide

PURCHASER by January 20th of the following calendar year, with the number of allowances in excess of {***} required to enable PURCHASER to be in compliance with the applicable regulatory requirements for SO[2] allowances for the previous calendar year.

         If SELLER fails to provide PURCHASER with such allowances by January 20th, PURCHASER shall be permitted to purchase the allowances required for PURCHASER to be in compliance and SELLER shall be liable for the cost thereof, which shall be payable to PURCHASER immediately upon presentation of a statement of such costs by PURCHASER.

         In the event PURCHASER elects to (i) purchase coal from third parties pursuant to Section 3.02 or 8.01, or (ii) divert any of SELLER's coal from the Power Plant to other plants pursuant to Section 6.01, and as a result of such elections, the SO[2] emissions at the Power Plant are different from what such emissions would have been in the absence of such election(s), the amount of SO[2] allowances due SELLER or PURCHASER under Sections 4.06 and 4.07 shall be adjusted accordingly.

         5.01 BILLING AND PAYMENT. An invoice shall be prepared by SELLER and a copy sent to PURCHASER within {***} days after the end of each Payment Period (as defined below) for all coal shipped to PURCHASER during the Payment Period. The payment periods ("Payment Periods") during the Initial Term of this Agreement shall be as follows:

                                 PAYMENT PERIODS

                           {***} -  7th of the month
                           {***} - 14th of the month
                           {***} - 21st of the month
                           {***} - last day of the month

         Each invoice will indicate (i) the tons of coal shipped by SELLER during the Payment Period, as determined by SELLER's loaded weights established in accordance with Section 9.01, (ii) the then current Billing Price established pursuant to Sections 4.01, 4.02, and 4.03 hereof and (iii) the amount then due from PURCHASER (the "Periodic Coal Payment") determined by multiplying the tons of coal shipped during the Payment Period by the Billing Price. Within fifteen
(15) days after the end of each Payment Period PURCHASER shall remit to SELLER or its designee one-hundred percent (100%) of the Periodic Coal Payment.

         Within fifteen (15) days after the end of each calendar month during the Initial Term, PURCHASER shall calculate the total amount due SELLER for coal shipped during the prior month, plus or minus any adjustments pursuant to the Calorific Value Adjustment specified in Section 4.04 and Appendix C and the Emissions Adjustment specified in Section 4.05. This total amount less all Periodic Coal Payments previously made for coal shipped during the Payment Periods of such prior month shall be forwarded by PURCHASER to SELLER within five (5) working days for any balance due from PURCHASER. Any such amount which is due from SELLER to PURCHASER as a result of an overpayment shall be credited toward PURCHASER's payment due for the next Shipment.

         Invoices shall be sent to:

               Fuel Accounting Manager
               Louisiana Generating
               Baton Rouge, LA

         Payment shall be sent via wire transfer to the following account:

               Triton Coal Company
               c/o Bank of America
               Account No. 78-20151
               ABA No. 071000039


         5.02 THIRD PARTY ANNUAL AUDIT. PURCHASER has executed a Transportation Agreement for the transportation of coal hereunder during the Initial Term of this Agreement. Transportation Rates and certain other information in the Transportation Agreement must be held confidential pursuant to the terms of such Agreement. In order to verify the accuracy of Calorific Value Adjustments calculated pursuant to Section 4.04, SELLER may designate an independent third party to annually audit PURCHASER's computations of such adjustments; provided that (i) PURCHASER consents to such independent auditor, which consent shall not be unreasonably withheld; (ii) such auditor enters into a confidentiality agreement with SELLER and PURCHASER that is reasonably acceptable to PURCHASER and that shall provide that such auditor shall be bound by the confidentiality provisions of the Transportation Agreement; and (iii) the scope of such audit shall be limited to verifying the accuracy of Calorific Value Adjustments calculated pursuant to Section 4.04. The cost of such verification shall be borne by SELLER.

         6.01 SHIPMENT. It is anticipated that coal sold hereunder shall be shipped by rail from the Designated Loading Point ultimately to be delivered to the Power Plant. PURCHASER's designation of plants to receive the coal may include any plants on or off the Louisiana Generating system in the event PURCHASER experiences operating problems or transportation problems. In addition, PURCHASER, may elect to have up to {***} tons per year of the coal sold by SELLER hereunder delivered to plants other than the Power Plant as designated by PURCHASER; provided, however, that no such coal shall be delivered to plants belonging to any of the three partners who comprise PURCHASER or any of their respective affiliates or subsidiaries. PURCHASER shall nominate the tons of coal to be shipped to other plants subject to SELLER's consent which shall not be unreasonably withheld. In addition, PURCHASER, at its sole option, may elect to have all or any part of the coal sold hereunder delivered to plants other than the Power Plant as designated by PURCHASER; provided, however, that all of the energy produced from such coal is received by PURCHASER. Any cost increases which may result from the transportation of coal from the Origin to destinations other than the Power Plant pursuant to this Section 6.01 shall be for PURCHASER's account.

         6.02 RAIL SHIPMENTS. PURCHASER shall provide whatever rail transportation service is required for the loading of the coal to be provided by SELLER under this Agreement. SELLER shall provide at its expense Origin Loading Facilities sufficient for efficient and dependable loading of at least one hundred and twenty (120) Coal Car Unit Trains at the Coal Property and other Origins as mutually agreed to by PURCHASER and SELLER. SELLER agrees to provide Origin Loading Facilities capable of loading Unit Trains at an effective rate of a minimum of {***} tons in {***} hours. SELLER shall load the Coal Cars in a timely manner that coincides with the loading times specified in the applicable Transportation Agreement. SELLER shall be prepared to operate the Origin Loading Facilities twenty-four (24) hours per day, seven days per week, if needed, in compliance with the Transportation Agreement applicable to deliveries under this Agreement to which SELLER agrees to be bound and, further, agrees to conduct its operation in compliance herewith and therewith. (A summary of the non-confidential terms of the applicable Transportation Agreement provisions is attached hereto as Appendix F).

         PURCHASER shall not make changes to the loading or operating provisions of the existing Transportation Agreement without the prior written consent of SELLER, which consent shall not be unreasonably withheld. Upon execution of an applicable tariff or rail contract that supplements or replaces the existing Transportation Agreement, Appendix F may be supplemented by attaching relevant portions of said tariff or rail contract hereto as a new Appendix F. SELLER represents and warrants that no agreement of SELLER providing for the joint use of surface facilities shall interfere with or impair SELLER's obligations as set forth in this Agreement.

         Shipping schedules shall be coordinated by PURCHASER's and SELLER's transportation coordinators in accordance with the quantities of coal to be delivered under this Agreement.

         6.03 FREIGHT CHARGES, TITLE, AND RISK OF LOSS. Subject to the reimbursement provided by Sections 6.04 and 6.05, PURCHASER shall pay all freight and other charges imposed by Carriers with respect to the loading, transportation, transshipment and unloading at destination of the coal provided under this Agreement. PURCHASER shall bear all risks associated with ownership of the coal including, but not limited to, the risk of loss of each Shipment after the Shipment has been properly loaded into Coal Cars at the Designated Loading Point in accordance with the terms hereof and title shall pass to PURCHASER at the Designated Loading Point once such loading has been completed; provided, however, if PURCHASER suffers an economic disadvantage as a result thereof, SELLER and PURCHASER agree to negotiate in good faith a basis for resolving PURCHASER's disadvantages.

         6.04 LOADING COSTS CHARGEABLE TO SELLER. If SELLER fails to satisfy the loading requirements of the applicable Transportation Agreement and such failure is not excused pursuant to the force majeure provisions of the applicable Transportation Agreement, to which provisions SELLER agrees to be bound, SELLER shall pay any resulting Coal Car detention penalties or demurrage and shall pay any penalties or charges for any Coal Cars loaded in excess of capacity which is required by such Transportation Agreement.

         6.05 EXCESS FREIGHT COSTS CHARGEABLE TO SELLER. If SELLER fails to Tender sufficient coal to satisfy the quantity requirements in accordance with
Section 8.01 of this Agreement, and thereby fails to satisfy the Tonnage requirements of the applicable Transportation Agreement and such failure is not excused pursuant to the force majeure provisions (including environmental force majeure provisions and availability of rail equipment) of the applicable Transportation Agreement to which provisions SELLER agrees to be bound, SELLER shall pay any resulting freight or other charges which are incurred by PURCHASER under such Transportation Agreement over the amount of such charges otherwise payable.

SELLER shall also pay the per Ton Transportation Rate required to be paid by PURCHASER under the applicable Transportation Agreement for all Tons not loaded to the minimum capacity per Coal Car as specified in the Transportation Agreement to the extent such costs are incurred by PURCHASER.

         6.06 PAYMENT OF EXCESS COSTS. Any payments required by Sections 6.04 and 6.05 above and Section 7.01 below shall be paid by SELLER within fourteen
(14) working days after SELLER's receipt of a written statement from PURCHASER itemizing such charges. At PURCHASER's election, such charges may be credited against amounts owed by PURCHASER to SELLER hereunder.

         7.01 SHIPPING NOTICE. Promptly after loading each Shipment (and in any event no later than the end of the next working day), SELLER shall electronically transfer to PURCHASER, in a format prepared by PURCHASER a notice of Shipment which shall include SELLER's name; train number; car numbers; Tonnage shipped; date of Shipment; and other such information as required by PURCHASER from time to time.

         NOTICES OF SHIPMENT SHALL BE SENT TO:

         Plant Manager, Big Cajun II
         Louisiana Generating

         and

         Production Support Analyst
         Fuel Department
         Louisiana Generating

         and

         Manager
         American Commercial Marine Service Company

         Hall Street Terminal
         St. Louis, Missouri

         SELLER shall determine the short proximate analysis (moisture, ash, sulfur, sodium and Btu) of the coal contained in each Unit Train in accordance with American Society for Testing Materials ("ASTM") methods and procedures (see Appendix G, Coal Preparation and Analysis Laboratory Procedures) and shall electronically transfer such analysis to PURCHASER at the addresses specified above in a format provided by PURCHASER within twenty-four (24) hours of such Unit Train departing from the Origin. Should SELLER fail to provide such analysis of any Shipment as specified herein, PURCHASER may elect to delay unloading of the Shipment until such analysis is provided; and SELLER shall be liable for any demurrage and other costs occasioned by such delay.

         8.01 QUANTITY REQUIREMENTS. Subject to Power Plant burn and inventory requirements and to the terms of Section 3.02, PURCHASER shall purchase from SELLER under the terms of this Agreement PURCHASER's estimated quarterly delivery requirements (the "Estimated Delivery Requirements") of coal required at the Power Plant per calendar quarter during the Initial Term of this Agreement. SELLER shall give PURCHASER preliminary written notice of Shipment Origins and expected coal quality specifications no later than sixty (60) days prior to the beginning of the Contract Year and final written notice of Shipment Origins and expected coal quality specifications no later than thirty (30) days prior to the beginning of such Contract Year, provided that SELLER shall have the right to modify the Shipment Origins (subject to Section 2.02) and expected coal quality specifications (subject to Section 10.01) by giving PURCHASER written notice no later than thirty (30) days prior to the beginning of the calendar quarter or, in the event of a Force Majeure, as much notice as is commercially reasonable under the circumstances. PURCHASER shall give SELLER preliminary written notice of its Estimated Delivery Requirements no later than ninety (90) days prior to the beginning of the Contract Year and final written notice of Estimated Delivery Requirements no later than forty-five (45) days prior to the beginning of the Contract Year. PURCHASER shall have the right to increase the quarterly Tons shipped by up to twenty percent (20%) above the relevant Estimated Delivery Requirement specified in any final written notice by giving SELLER written notice no later than thirty (30) days prior to the beginning of the calendar quarter or, in the event of a Force Majeure, as much notice as is commercially reasonable under the circumstances; provided, however, that SELLER shall not be obligated to ship more than {***} Tons of coal to PURCHASER in any calendar month. In the event that PURCHASER elects to purchase a volume of coal in excess of {***} Tons of coal in any calendar month, SELLER shall have the right but not the obligation to supply such coal in accordance with the terms hereof provided that if it elects to supply such coal, SELLER must notify PURCHASER in writing within ten (10) days of receipt of PURCHASER's notice described above. If SELLER fails to notify PURCHASER within such ten (10) day period or if SELLER elects not to supply such excess coal, PURCHASER may purchase it elsewhere.

         9.01 WEIGHING. The governing weight of coal sold and delivered hereunder shall be determined from SELLER's scale systems located at the Designated Loading Point. Said scale systems and methods of weighing shall be acceptable to PURCHASER and the Carrier, and shall be certified in accordance with the Association of American Railroads ("AAR") "Scale

Handbook". The regulations contained in the AAR "Scale Handbook" are based on National Institute of Standards and Technology Handbook 44, "Specifications, Tolerances, and other Technical Requirements for Weighing and Measuring Devices." All scales used to determine the governing weight of coal shall be tested and certified by the BN (or any successor Carrier) and the Wyoming Department of Agriculture on a semi-annual basis. If SELLER fails to establish weights in accordance with this Section 9.01 for ten (10) or fewer Coal Cars in any Unit Train, the weight of each of those Coal Cars shall be deemed to equal the average weight of the other Coal Cars comprising such Unit Train. If SELLER fails to establish weights in accordance with this Section 9.01 for eleven (11) or more Coal Cars in any Unit Train, the weight of each of the Coal Cars comprising such Unit Train shall be deemed to equal the average per Coal Car weight of the five (5) prior Unit Trains shipped by SELLER to PURCHASER.

         SELLER will determine and report a weight for each Shipment of coal hereunder. Subject to the provisions of the following two paragraphs, the aggregate weights determined by SELLER in accordance with the terms of this Agreement during any Payment Period shall be accepted as the quantity of coal sold and purchased during such period for which invoices are to be rendered and payments are to be made in accordance with Section 5.01.

         PURCHASER shall have the right to have a representative present at any and all times to observe determination of weights. If PURCHASER should at any time question the accuracy of the weights thus determined, PURCHASER shall so advise SELLER and SELLER shall permit the BN (or any successor Carrier) or the Wyoming Department of Agriculture, as appropriate, to test SELLER's scale systems or methods on a mutually agreeable schedule and at Seller's expense.

If such tests show the scale systems devices to be in error, or if the scale systems otherwise are determined to be in error, SELLER will, at its expense, take appropriate steps to immediately adjust such scale systems to an accurate condition. If such tests show the scale systems devices to be accurate, PURCHASER shall pay the cost of such tests.

         If SELLER's scale systems or weighing methods are determined to be in error, an appropriate adjustment shall be made to the affected weights and related invoices and payments and shall be applied to the next Shipment. Such adjustments shall be made retroactively to a date that is midway between the date on which the scale systems or weighing methods were last certified and the date on which the weighing methods and scale systems were determined to be in error.

         10.01 COAL SPECIFICATIONS. The coal sold by SELLER and purchased by PURCHASER hereunder shall be uniformly blended; and such blend shall be consistent from Coal Car to Coal Car; shall be two and one-half inches and under in size (2-1/2" x 0") as defined in the then-current ASTM Designation D-4749 Standard Test Method for "Performing Sieve Analysis and Designating Coal Size"; shall not contain greater than {***} particles less than one-quarter (1/4) inch in size (if, in PURCHASER's sole reasonable judgment, coal handling problems occur at the destination, and SELLER is reasonably able to correct such problems at the Origin, SELLER agrees to take reasonable corrective action acceptable to PURCHASER); shall have no intermediate sizes added or removed; shall not contain coal greater than three (3) inches in any dimension and shall be substantially free of bone, slate, shale, rock, dirt, clay, fireclay, pond fines, washer fines, washer refuse, plastic, rubber, iron, roots, wood, water, debris, refuse or other waste materials identified as coming from the Origin or a washer or coal preparation facility (collectively "Extraneous Material"). Any Shipment that is not substantially free of such Extraneous Material will be rejected. SELLER shall only deliver run-of-mine coal product (or fully washed product) to PURCHASER; provided, however, SELLER may add minimal amounts of coal fines from the ENCOAL facility at the Buckskin Mine to Shipments hereunder. SELLER shall promptly reimburse PURCHASER for all damage to PURCHASER's equipment directly caused by any Extraneous Material loaded with the coal by SELLER, as well as for damages to PURCHASER's equipment caused by shipping coal failing to meet the specifications contained in this Section 10.01.

         Coal sold by SELLER and purchased by PURCHASER hereunder shall conform to the following analysis on an "as received" basis:

                                     Expected Annual
                                       Weighted Avg.         Suspension Limits         Rejection Limits
                                      Specifications           (Per Shipment)           (Per Shipment)
                                      --------------           --------------           --------------
Max. Moisture (total), %                  {***}                    {***}                    {***}
Max. Ash, %                               {***}                    {***}                    {***}
Max. Sulfur Dioxide                       {***}                    {***}                    {***}
  lbs./MMBtu
Min. Volatile Matter, %                   {***}                    {***}                    {***}
Min. Ash Fusion Temp.,(degree)F           {***}                    {***}                    {***}
  Softening (H=W)
  Reducing Atmosphere
Min. Calorific Value, Btu/lb.             {***}                    {***}                    {***}
  for the Buckskin Mine
Min. Calorific Value, Btu/lb.             {***}                    {***}                    {***}
  for all Origins other than
  the Buckskin Mine

         The Expected Annual Weighted Average Specifications shown in the above table establish the minimum requirements for coal from all Origins other than the Buckskin Mine.


         11.01 SAMPLING. SELLER shall provide at its expense at the Designated Loading Point a mechanical sampling system of the "cutting the full coal stream" type or other system acceptable to PURCHASER. The design and operation of the sampling system shall be in accordance with ASTM D-2234, "Standard Test Methods for Collection of a Gross Sample of Coal" and D-2013, "Standard Method of Preparing Coal Samples for Analysis." The mechanical sampling system shall be enclosed to minimize moisture loss and shall be designed for two stage of sample crushing to the No. 8 sieve size. SELLER shall submit design drawings and specifications for any new sampling system to PURCHASER for approval prior to installation. PURCHASER will not unreasonably withhold such approval. PURCHASER and SELLER shall use their best efforts to agree on a modification of procedures and equipment to incorporate improved methods developed in the future by the ASTM.

         SELLER shall collect representative samples using the mechanical sampling system as described above at the Designated Loading Point of each Shipment of coal sold hereunder. SELLER shall divide the final sample of No. 8 sieve size coal from the mechanical sampling system, at the Designated Loading Point, into at least four 1000 gram laboratory sample splits in accordance with ASTM Standard D-2013, "Standard Method of Preparing Coal Samples for Analysis," using an enclosed riffle to minimize moisture loss. SELLER shall send two laboratory samples to PURCHASER's Designated Laboratory (as defined in Section 11.02), and shall retain two laboratory samples, one of which will be retained by SELLER for sixty (60) days from date of shipment as a reserve sample and the second of which will be analyzed by SELLER to meet its obligations under this Agreement.

         PURCHASER or PURCHASER's designated representative may observe any sampling or sample preparation performed by SELLER or SELLER's designated representative. In the event that SELLER's sampling system ceases to operate, SELLER shall immediately notify PURCHASER or PURCHASER's representative to determine a course of action to be taken. A weighted average analysis of the results for coal contained in the last ten (10) Unit Trains sampled may be used by mutual agreement between PURCHASER and SELLER for any Unit Train for which the samples required above are not collected. SELLER shall provide PURCHASER with documentation of test results of a dynamic bias test of the sampling system on a semi-annual basis, and shall conduct a stop belt test prior to January 1, 1998 and during the third Contract Year of the Initial Term of this Agreement unless the sampling system is significantly modified between the tests in year one and year four, in which case an additional stop belt test shall be performed at the completion of such modification.

         11.02  ANALYSIS.

         PURCHASER's designated laboratory ("PURCHASER's Designated Laboratory") may be its laboratory, SELLER's laboratory as provided below, or a qualified independent coal testing laboratory which, in each case, shall analyze the laboratory samples sent by SELLER in accordance with Appendix G. In the event PURCHASER elects to employ such an independent laboratory, SELLER shall not be liable for any costs incurred by PURCHASER except as herein provided.

         Prior to the Effective Date, PURCHASER shall inspect the laboratory located in SELLER's Buckskin Property and operated by a third party. At any time during the Initial Term hereof, PURCHASER shall have the right to inspect the Buckskin laboratory or such other laboratory as SELLER may designate as SELLER's laboratory. PURCHASER may propose to SELLER changes it deems necessary in the laboratory or analytical procedures. If SELLER makes the recommended changes to the laboratory and/or analytical procedures, PURCHASER will designate SELLER's laboratory as PURCHASER's Designated Laboratory. If PURCHASER can show the analytical procedures used by SELLER's laboratory fail to meet appropriate ASTM standards, including those described in Appendix G, or if SELLER changes the third party operator of SELLER's laboratory without obtaining PURCHASER's prior written consent, PURCHASER reserves the right to revoke the designation of SELLER's laboratory as PURCHASER's Designated Laboratory and to designate another laboratory as PURCHASER's Designated Laboratory. If PURCHASER so designates SELLER's laboratory as PURCHASER's Designated Laboratory, all costs will be for SELLER's account.

         Upon request of PURCHASER, the two laboratory samples sent to PURCHASER's Designated Laboratory shall be promptly analyzed in accordance with Appendix G and, except as provided in this Section 11.02, the results of such analysis shall govern under this Agreement. PURCHASER will cause the results of its Designated Laboratory's analysis to be provided to SELLER within twenty-four
(24) hours of receipt of SELLER's samples.

         Except as hereinafter provided in this Section 11.02, the analysis of PURCHASER's Designated Laboratory shall govern for all purposes under this Agreement. If a dispute arises between PURCHASER and SELLER over the results of the analyses performed by PURCHASER's Designated Laboratory, the reserve sample shall be sent to a qualified independent laboratory (selected jointly by PURCHASER and SELLER) (the "Referee Laboratory") which shall conduct a referee analysis in accordance with Appendix G. The cost of any such analysis shall be borne equally by PURCHASER and SELLER. The results of the Referee Laboratory's analysis will be determinate.

         With respect to a dispute pertaining to the calorific value of the coal, the analysis of PURCHASER's Designated Laboratory will be deemed to have been confirmed and no further adjustment in billing calculations will be made if the dry basis Btu content of the analysis of the Referee Laboratory differs from the analysis of PURCHASER's Designated Laboratory by no more than 100 Btu per pound. With respect to disputes involving other items of the analysis, the analysis of PURCHASER's Designated Laboratory will be deemed to have been confirmed and no other adjustment in billing calculations will be made if the difference between the analysis of the Referee Laboratory and the analysis of PURCHASER's Designated Laboratory is within the tolerances for reproduceability specified in the applicable ASTM Standards.

         In the event that a difference in any item of the analysis of PURCHASER's Designated Laboratory and that of the Referee Laboratory exceeds tolerances specified in the applicable ASTM Standards specified in Appendix G, the analysis of the Referee Laboratory will govern and appropriate adjustments in billing calculations will be made during the next Payment Period.

         12.01 REJECTION OF COAL FOR COAL QUALITY DEFICIENCIES. In addition to and not as a limitation upon other rights of PURCHASER hereunder, PURCHASER shall have the right to refuse and reject any Shipment of coal under any one or more of the following circumstances: (a) the Shipment fails by analysis (including short proximate analysis as provided for in Section 7.01) to comply with any one or more of the Rejection Limits set forth in Section 10.01; (b) the Shipment contains coal that was or is being mined or produced from a seam or source other than the Coal Property described in Appendix A without securing the prior written approval of PURCHASER as provided in Section 2.02; (c) the Shipment fails in any manner to comply with any of the coal size specifications contained in Section 10.01 hereof or (d) when loaded at Origin, the Shipment is not substantially free of Extraneous Material. PURCHASER shall give prompt notice to SELLER of any such rejection of Shipments. Risk of loss shall shift from PURCHASER to SELLER upon delivery of such notice. After receipt of such notification, SELLER shall not resume Shipments from the particular Origin of the rejected Shipment until coal quality has been corrected or the Origin changed to PURCHASER's satisfaction.

         In the event that PURCHASER notifies SELLER that a Shipment has been rejected, SELLER may, at SELLER's expense, remove such Shipment from PURCHASER's facilities or from transportation equipment and shall reimburse PURCHASER for all transportation costs incurred by PURCHASER in connection with such Shipment. PURCHASER may deduct all such costs and expenses from any sum owed by PURCHASER to SELLER. If SELLER elects not to remove any such Shipment by giving prompt notice and PURCHASER is willing to purchase such coal, the price applicable to such Shipment shall equal the applicable Billing Price pursuant to Sections 4.01; 4.02 and 4.03 less {***} per ton. SELLER and PURCHASER shall work together in good faith to expeditiously resolve any problems associated with rejection of a Shipment hereunder.

         12.02 SUSPENSION OF SHIPMENTS FOR COAL QUALITY DEFICIENCIES. Subject to SELLER's substitution rights contained in Section 2.02, PURCHASER shall, in addition to the rights set forth above in Section 12.01, have the right to suspend Shipments from a particular Origin immediately, by giving notice to SELLER, under any one or more of the following circumstances: (a) any Shipment from such Origin fails by analysis (including short proximate analyses as provided for in Section 7.01) to comply with any one or more of the per Shipment suspension limit specifications set forth in Section 10.01; (b) any Shipment contains coal that was or is being mined or produced from a seam or source other than the Coal Property described in Exhibit A without securing the prior written approval of PURCHASER as provided in Section 2.02; or (c) when loaded at the Origin, any Shipment is not substantially free of Extraneous Material. Shipments in transit at the time of notification of suspension shall be accepted.

         The suspension of Shipments from any one Origin shall not affect SELLER's right to source Shipments hereunder from other Origins consistent with the terms of this Agreement. In addition, PURCHASER shall have the right to purchase coal from other sources during such period of suspension if total deliveries to PURCHASER are reduced. Four (4) or more suspensions in any 120 day period shall be deemed to be a material breach of this Agreement, for which PURCHASER shall have the unilateral right, exercised in its sole discretion, to terminate this Agreement by giving notice of the termination to SELLER as provided in Section 13.01.

         In the event that PURCHASER suspends Shipments from a particular Origin, SELLER may resume Shipments from such Origin provided that SELLER (i) provides a written explanation of the cause of the quality variations and specifies remedial actions reasonably acceptable to PURCHASER which SELLER will undertake to ensure compliance with the coal quality specifications of Section
10.01 and (ii) after resumption of Shipments, the weighted average calorific content of the first twenty (20) Shipments of coal from such Origin must equal or exceed {***} Btu/lb., the sulfur dioxide content of each of these twenty (20) Shipments must be {***} pounds per MMBtu or less, the minimum volatile matter must be {***} or higher and the minimum ash fusion temperature must be {***} or higher. The twenty (20) Shipments shall be scheduled and sampled by such method as shall be reasonably acceptable to PURCHASER. All special handling costs, including (but not limited to) stockpile segregation, transportation routing, etc., associated with the test Shipments shall be borne by SELLER.

         If the analysis by PURCHASER shows the resumed Shipment(s) to be in compliance with the coal quality specifications specified above, deliveries shall be permitted to resume from this Origin. PURCHASER shall have the sole right to determine if SELLER shall be allowed to make up any Tonnage not delivered during the period Shipments were suspended. Any make-up Tonnage scheduled will be mutually agreed to on a reasonable basis. The price to be paid for any such make-up Tonnage is the price that would have been in effect at the time the coal was originally scheduled to be delivered under the terms of this Agreement.

         In the event of suspension of any Shipment(s) followed by termination of this Agreement, SELLER shall reimburse PURCHASER for any and all transportation costs associated with suspended Shipment(s) and/or termination which may be incurred by PURCHASER. PURCHASER's rights of suspension and termination are in addition to any other remedies provided by this Agreement or at law or in equity for SELLER's failure to deliver coal in compliance with this Agreement.

         13.01 AUTOMATIC TERMINATION. In addition to the automatic termination rights set forth in Sections 12.01, 12.02, 15.01, 16.01 and 20.01, PURCHASER in each of (a), (b), or (c) below and SELLER in (c) below shall have the right to cancel the remaining Shipments to be delivered and to terminate this Agreement with no liability therefor except with respect to coal delivered prior to such termination by giving written notice to the other party, as provided in Section 26.01, under any one or more of the following circumstances: (a) any Shipment contains coal that was or is being mined or produced from a seam or source other than the Coal Property described in Appendix A without the prior written approval of PURCHASER as provided in Section 2.02; (b) the occurrence of four
(4) or more suspensions in any 120 day period, as provided in Section 12.02 or
(c) in the event that the other party engages in any fraudulent or illegal conduct in connection with its performance under this Agreement.

         14.01 TERMINATION FOR UNREMEDIED DEFAULT. If either party fails to comply with any or all of its material obligations as set forth in this Agreement, the party not in default shall have the right to terminate this Agreement at any time by giving notice as provided in Section 26.01 of its intention to do so to the other party, which notice shall specify the default.

         At the expiration of sixty (60) days after the date of such notice, unless the party in default shall have cured such default to the satisfaction of the non-defaulting party, the party not in default shall have the right, at its sole election, to terminate this Agreement immediately with no liability therefor except with respect to coal delivered prior to such termination; provided, however, that the failure of the parties to agree on a price adjustment shall not constitute grounds for termination of this Agreement under this Section 14.01.

         In addition to and not as a limitation upon other rights of PURCHASER or SELLER hereunder, either party may elect, at its sole option, to forego its right to terminate this Agreement upon the other party's default under this Agreement, as provided in Section 13.01 or this Section 14.01, and may require, in lieu of termination, the other party to perform its obligations according to the terms and conditions of this Agreement.

         15.01 FORCE MAJEURE. "SELLER's Force Majeure" as used herein shall mean a cause reasonably beyond the control of SELLER which, wholly or in substantial part, directly or indirectly prevents SELLER from the mining, transporting, crushing, loading, or delivery of coal at the Coal Property or another Origin approved in accordance with Section 2.02. "PURCHASER's Force Majeure" as used herein shall mean a cause reasonably beyond the control of PURCHASER which, wholly or in substantial part, directly or indirectly prevents or restricts the delivery, unloading, storing or burning of coal or the production of electricity by PURCHASER at the Power Plant. Examples (without limitation) of Force Majeure are the following: acts of God; acts of the public enemy; insurrections; riots; strikes; labor disputes; work stoppages; fires; explosions; floods; electric power failures; breakdowns of or damage to generating or preparation plants or mining equipment which materially impacts the mining process; interruptions to or contingencies of transportation, including but not limited to Force Majeure as defined in the Transportation Agreement; embargoes; and orders or acts of civil or military authority (including, without limitation, a city or county ordinance, an act of a state legislature or an act of the United States Congress); provided, however, for the purposes of this Agreement, Force Majeure shall not include, and neither party hereto shall be excused from performance because of the development or existence of economic conditions which may adversely affect the anticipated profitability of such party's activities hereunder, acts or omissions of such party which constitute mismanagement or fraud on the part of such party, or reduced productivity of labor employed by such party in its activity hereunder.

         If a PURCHASER's Force Majeure occurs and PURCHASER gives SELLER notice of such Force Majeure as provided in Section 26.01, the obligations and liabilities of PURCHASER and the corresponding obligations of SELLER shall be suspended to the extent made necessary by and during the continuance of such Force Majeure; provided, however, that PURCHASER shall use its commercially reasonable efforts to eliminate the disabling effects of such Force Majeure as soon as and to the extent possible (except PURCHASER may settle any of its own labor disputes, strikes, or terminate any of its own lockouts in its sole discretion).

         If a SELLER's Force Majeure occurs and SELLER gives PURCHASER notice of such Force Majeure as provided in Section 26.01, the obligations and liabilities of SELLER and the corresponding obligations of PURCHASER shall be suspended to the extent made necessary by and during the continuance of such Force Majeure; provided, however, that SELLER shall use its commercially reasonable efforts to eliminate the disabling effects of such Force Majeure as soon as and to the extent possible (except that SELLER may settle any of its own labor disputes, strikes, or terminate any of its own lockouts in its sole discretion).

         In the event of a transportation or transloading or SELLER's Force Majeure, PURCHASER may purchase substitute coal from a third party or parties if Power Plant inventories are projected to fall below {***} days projected burn. In the event a Force Majeure causes a partial reduction in the total quantity of coal SELLER can deliver from all PURCHASER approved Origins, SELLER's available supply of coal from such Origins shall be apportioned in a reasonable manner among all of its customers having contracts for the purchase of coal from such Origins at the time of the occurrence of the Force Majeure event.

         It is agreed that in the event that any valid act, law, ordinance, rule or regulation of a municipality, county, state or the United States government, or final judicial decision, judgment or order, is adopted or passed after the Effective Date of this Agreement, which either (a) directly prohibits the mining contemplated hereunder or (b) directly or indirectly imposes significant burdens or restrictions upon the burning or use of coal by PURCHASER to the extent that PURCHASER is unable or would not be allowed to utilize the coal to be shipped hereunder feasibly and economically at the Power Plant or would be allowed to utilize such coal only after the installation or substantial renovation of plant equipment, then the existence and implementation of such act, law, ordinance, rule, regulation, decision, judgment or order shall constitute an event of permanent Force Majeure whereupon this Agreement may be terminated by the party so affected upon notice to the other party. Neither party shall have any further right or obligation hereunder effective upon such termination except with respect to coal delivered prior to such termination.

         Notwithstanding the provisions of this Section 15.01, a party not claiming Force Majeure may terminate this Agreement upon notice to the other party and without liability to the other party whenever all of the following circumstances exist: (a) a condition of Force Majeure occurs which causes the mutual obligations to be suspended as provided above with respect to the total quantity of coal to be supplied; (b) such condition (alone or extended by other conditions of Force Majeure) continues so that the mutual obligations remain suspended for a period of six (6) consecutive months; and (c) at the end of said six (6) consecutive months or at any time thereafter, the party not claiming Force Majeure, in the exercise of its reasonable judgment, concludes that there is little likelihood of ending the condition(s) in the immediate future. The party not claiming Force Majeure may exercise such right of termination by giving ninety (90) days' notice, as provided in Section 26.01, of its intention to terminate to the other party. Neither party shall have any further right or obligation hereunder effective upon such termination except with respect to coal delivered prior to such termination.

         16.01 CHANGES IN ENVIRONMENTAL RELATED REQUIREMENTS. The term "Environmental Related Requirement," as used in this Agreement, means the following: (a) any prohibition, restriction, or limitation related to the quality of coal which PURCHASER may burn, including any constituent specification, at its electric generating plants, or to the type or amount of emissions from any or all such plants; (b) any rule or requirement affecting the permissible means for complying with any such prohibition, restriction or limitation; or (c) any imposition of a cost, fee, tax or other economic burden on PURCHASER relating to
(i) the production of electricity (generally or by means of coal-fired steam electric generation), (ii) the quantity of coal purchased and/or burned by PURCHASER, (iii) any constituent specification of coal purchased by PURCHASER, or (iv) the type or amount of emissions from PURCHASER's electric generating plants. A change in Environmental Related Requirements shall be deemed to have occurred in any one or more of the following circumstances: (a) there is any increase or decrease in existing Environmental Related Requirements; (b) PURCHASER, in the exercise of its sole judgment, decides to change its strategy for compliance with any such existing Environmental Related Requirements; or (c) a new Environmental Related Requirement is imposed on PURCHASER as a result of any federal or state statute, local ordinance, administrative regulation or ruling, court order, or any revision in any interpretation or implementation thereof. In the event that it is recognized that a change in Environmental Related Requirements upon PURCHASER may occur even though stated as a restriction or limitation on, or requirement of, PURCHASER and its affiliates or some other group of utilities, so long as (i) such restriction or limitation appears to be likely and imminently applicable to PURCHASER, then SELLER and PURCHASER agree to negotiate in good faith to develop a mutually reasonable plan of mitigation. It is further recognized that any change in Environmental Related Requirements may affect PURCHASER in a general way and may not be directed at specific plants, fuels, fuel supplies or other operating conditions. In this event PURCHASER shall, in its sole discretion, determine its strategy for compliance, and whether PURCHASER's use of the coal to be supplied hereunder has been adversely impacted. The provisions of this Section 16.01 are intended to provide rights in addition to the rights provided in Section 15.01.

         The price, specifications, quantity and destination of coal purchased hereunder are predicated on Environmental Related Requirements in effect as of the Trigger Date. In the event and whenever after such date, there is a change in Environmental Related Requirements, PURCHASER shall determine whether such change has had or may have an adverse impact on its use of the coal purchased hereunder. It is agreed that any change in Environmental Related Requirements which has one or more of the following effects shall be deemed to have an adverse impact on PURCHASER's use of the coal purchased hereunder, even though the statute, regulation, ruling or ordinance may allow PURCHASER a choice of options for complying with such changed Environmental Related Requirements (which choice may include the payment of a fee or tax in lieu of the installation of equipment, or utilization of coal of different constituent specifications, or the reduction in the overall use of coal by PURCHASER): (a) the change imposes a fee, tax, or other economic burden on PURCHASER relating to the constituent specifications of coal purchased by it or on the type or amount of emissions from PURCHASER's electric generating plants; (b) the change directly or indirectly prevents or restricts PURCHASER from utilizing the coal purchased hereunder in one or more of its electric generating plants; (c) the change requires PURCHASER to install equipment (such as flue gas desulfurization equipment or particulate removal equipment) at one or more of its electric generating plants in order to comply with such change; or (d) the change requires or permits PURCHASER to utilize coal of a quality (including, but not limited to, sulfur) different from that specified in Section 10.01.

         If PURCHASER determines that a change in Environmental Related Requirements has had or may have an adverse impact on its use of the coal purchased hereunder, PURCHASER shall so notify SELLER as provided in Section
26.01. Upon receipt of such notice, SELLER shall have the right, at its option, to propose within thirty (30) days after receipt of such notice, any steps available to SELLER in its mining and processing of the coal, in the supply of substitute coal, in the change in the price of the coal, or other measure which would result in as low a delivered cost of coal at the Power Plant or to other power plants pursuant to Section 6.01 as PURCHASER could achieve by purchasing reasonably available substitute coal, taking into consideration any fees, taxes, costs, or other economic burdens imposed on the use of coal by PURCHASER. In the event PURCHASER, in its sole judgment, determines that SELLER cannot achieve this result, then PURCHASER may terminate this Agreement upon ninety (90) days' notice thereof as provided in Section 26.01. PURCHASER shall have the right to give such notice either before or after the effect of a change in Environmental Related Requirements. Neither party shall have any further right or obligation hereunder effective upon such termination except with respect to coal delivered prior to such termination.

         The parties hereto acknowledge that this Agreement is based on the assumption that the coal to be delivered hereunder will enable PURCHASER to comply with the provisions of the Clean Air Act Amendments of 1990, judicial and administrative interpretations thereof, and regulations to be promulgated thereunder as such interpretations and resolutions exist as of the Effective Date of this Agreement. If, at any time during the Initial Term of this Agreement, PURCHASER determines, in its sole judgment, that any operational or environmental compliance problem at the Power Plant has resulted from the components or characteristics of SELLER's coal or the products of its combustion, including, but not limited to, nitrogen oxide emissions, or any other constituent or property of the coal not otherwise specified herein, SELLER and PURCHASER shall immediately enter into discussions in a good faith effort to resolve the problem. If such discussions fail to resolve such problem in a manner which, in PURCHASER's sole judgment, is reasonable and would not impose an unreasonable additional expense to PURCHASER, then PURCHASER shall have the right to terminate this Agreement by giving SELLER notice of PURCHASER's intention to do so as provided in Section
26.01. Neither party shall have any further right or obligation hereunder effective upon such termination except with respect to coal delivered prior to such termination. No expense contemplated by this Section 16.01 shall be deemed reasonable if it would result in a delivered price of coal hereunder in excess of the delivered price of competitive fuels or sources then available to PURCHASER. If, during the Initial Term of this Agreement, PURCHASER is required to meet certain NOx levels, then PURCHASER and SELLER agree to review NOx levels and identify appropriate mechanisms for establishing a value for NOx emissions by calculating any difference between SELLER's coal and the baseline coal used to establish initial compliance, i.e., Kennecott's Antelope Mine.

         17.01 WARRANTIES. In addition to the warranties provided elsewhere in this Agreement, SELLER warrants that (i) no outside sales to others will diminish the production of coal to be supplied under this Agreement; (ii) only coal mined and produced from the Coal Property will be shipped to PURCHASER and
(iii) no substitute coal will be shipped by SELLER to PURCHASER without the prior approval of PURCHASER except as provided in Section 2.02 and Appendix A.

         17.02 DISCLAIMER OF WARRANTIES. WITH THE EXCEPTION OF THOSE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, SELLER and PURCHASER agree that, to the extent the coal provided hereunder creates operational problems for PURCHASER, the parties shall negotiate in good faith to seek a prompt and mutually satisfactory resolution of such problems.

         18.01 INDEPENDENT CONTRACTOR. This Agreement is a contract for the sale and purchase of coal. The parties recognize and agree that neither party is an agent or employee of the other party nor any affiliate of the other party and that each party is independent of any managerial or other control or direction by the other party and is free to perform, by such means and in such manner as such party may choose, all work in pursuance of commitments hereunder.

         19.01 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns, as permitted under
Section 20.01.

         20.01 ASSIGNMENTS. Neither party may assign its rights under this Agreement without the non-assigning party's prior written approval. However, notwithstanding the above, PURCHASER may assign its rights, duties, obligations and interests in and to this Agreement to a subsidiary, affiliate or sister entity; provided, however, PURCHASER shall not be thereby relieved of its responsibilities or obligations hereunder. Furthermore, notwithstanding the above, SELLER may assign its rights, duties, obligations and interests in and to this Agreement to a parent, subsidiary, affiliate or sister entity; provided, however, that SELLER shall not be thereby relieved of its responsibilities or obligations hereunder. This Agreement shall likewise apply to any successor or assignee of either PURCHASER or SELLER.

         Should the majority of stock or other ownership interests in either SELLER or PURCHASER be conveyed to an unaffiliated entity, and if the party whose stock or other ownership interests are being conveyed will not agree to guaranty the performance of its transferee hereunder, the party not conveying its interest shall have the option to immediately terminate this Agreement, should it determine, in its reasonable judgment, that the change in such ownership materially and adversely affects the other party's ability to perform under this Agreement, provided, however, that the parties agree that a transfer of stock or ownership interests between or among one or more of the existing owners of PURCHASER or its or their affiliates shall not be included in any determination as to whether there has been a transfer of a majority of the stock or ownership interests of PURCHASER.

         21.01 RIGHT OF INSPECTION: ACCOUNTING. SELLER and PURCHASER shall preserve in an orderly manner the records supporting all charges and adjustments to the Billing Price and all other payments, adjustments and obligations hereunder and shall make such records available to the other party's accountants, auditors or other authorized representatives, who shall, after giving adequate notice, be afforded access to and be permitted to examine such records at all reasonable times during normal business hours. In the event, upon audit, it is determined that adjustments in price were not properly made or were allowed to go into effect but were not properly calculated, adjustments shall be made promptly in billings hereunder for current coal deliveries to reflect the proper amounts of such adjustments; or if no billings are then due, payments reflecting the difference between the proper amounts determined by audit and the amounts paid shall be made. It is expressly understood and agreed that the provisions of this Section 21.01 shall survive the termination or expiration of this Agreement.

         22.01 RIGHT OF INSPECTION: COAL PROPERTY. PURCHASER or its designated agent shall have the right at all times, at its sole risk and expense, to enter upon the Coal Property and/or other appropriate locations or Origins (including PURCHASER's Designated Laboratory), where such entry is announced, for any of the following purposes: (a) to inspect and examine the method, equipment and manner of mining, producing, storing, washing, blending, crushing, loading, unloading, transporting, sampling, weighing, analyzing, and other handling of coal to be sold and delivered under this Agreement; (b) to take samples of coal for PURCHASER's analyses (in taking such samples PURCHASER agrees not to materially impact SELLER's operations); or (c) in connection with any accounting, audit, or examination of SELLER's records. PURCHASER's representative shall check in with the appropriate personnel at the entrance to SELLER's facility or other location or Origin prior to entering onto such property. SELLER's representative will accompany PURCHASER's representative at the convenience of PURCHASER's representative and PURCHASER's representative will undergo reasonable safety training as required by SELLER but no more often than once each calendar year. PURCHASER's representative will also abide by SELLER's company rules and procedures.

No inspection by PURCHASER shall be deemed to be a waiver of any of PURCHASER's rights or relieve SELLER of any obligation under this Agreement.

         22.02 RIGHT OF INSPECTION: PURCHASER'S LAB. SELLER or its designated agent shall have the right at all times, at its sole risk and expense, to enter PURCHASER's Designated Laboratory where such entry is announced to inspect and examine the method, equipment and manner of conducting analysis of coal to be sold and delivered under this Agreement. SELLER's representative shall check in with the appropriate personnel at PURCHASER's facility prior to entering onto PURCHASER's property. SELLER's representative will abide by PURCHASER's company rules and procedures. No inspection by SELLER shall be deemed to be a waiver of any of SELLER's rights or relieve PURCHASER of any obligation under this Agreement.

         23.01 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any right hereunder, shall not be construed as a waiver of such provision or right. Time is of the essence of this Agreement.

         24.01 LIMITATION OF DAMAGES. Neither PURCHASER nor SELLER shall be liable hereunder to the other for consequential, special, exemplary or indirect damages.

         25.01 DISPUTED MATTERS. If any dispute, disagreement, claim or controversy exists between SELLER and PURCHASER arising out of or relating to this Agreement (in each case, a "Disputed Matter") and such Disputed Matter is not resolved pursuant to a dispute resolution mechanism specifically provided for elsewhere in this Agreement, it shall be submitted to the following mediation process:

(a) Internal Mediation. Upon notice from either party to the other ("Internal Mediation Notice"), the Disputed Matter shall first be referred jointly to two designees, one of each of SELLER and of PURCHASER. If PURCHASER's and SELLER's designees do not agree upon a decision within twenty-one (21) days after the delivery of an Internal Mediation Notice, either party may give the other notice (an "Outside Mediation Notice") that the Disputed Matter shall be referred to outside mediation in accordance with subsection (b).

(b) Outside Mediation. If either party delivers an Outside Mediation Notice to the other, the parties shall participate in a non-binding resolution procedure whereby each Party presents its case at a hearing (the "Hearing") before a panel consisting of three (3) individuals: (i) a senior executive or representative of SELLER, (ii) a senior executive or representative of PURCHASER, and (iii) a neutral adviser appointed by the first two executives or representatives. If such executives or representatives fail to agree upon such neutral adviser within seven
         (7) days after the date of the Outside Mediation Notice, either party may direct the American Arbitration Association to select such neutral adviser. The Hearing shall occur promptly after the appointment of the neutral adviser but no later than thirty (30) days after the date of the Outside Mediation Notice or such reasonable time thereafter (not to exceed fourteen (14) days) as may be necessary to accommodate the schedule of the neutral adviser. Each party may be represented at the Hearing by lawyers. If the outside mediation proceedings do not result in a resolution of the Disputed Matter, the outside mediation proceeding shall be without prejudice to the legal position of any affected party. The parties shall each bear their respective costs incurred in connection with this procedure, except that the fees and expenses of the neutral adviser and the costs of the facility for the Hearing shall be allocated fifty percent (50%) to SELLER and fifty percent (50%) to PURCHASER.

(c) Failure to Resolve Dispute. If the Disputed Matter is not resolved pursuant to subsection (a) or within sixty (60) days after the date of the Outside Mediation Notice, either Party may submit such Disputed Matter to binding arbitration in accordance with Section 25.02.

         25.02 ARBITRATION. Upon written notice from one party to the other party in accordance with Section 25.01(c), the Disputed Matter shall be submitted to binding arbitration in accordance with this Section 25.02. Each such arbitration shall proceed in accordance with the then current rules of the American Arbitration Association insofar as such rules are not inconsistent with the provisions expressly set forth in this Agreement, and, unless the parties mutually agree otherwise, pursuant to the following procedures:

         (a) Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

         (b) Such arbitration shall be conducted by a panel of three arbitrators appointed as follows:

         (i) one (1) arbitrator (the "SELLER Appointee") shall be appointed by SELLER;

         (ii) one (1) arbitrator (the "PURCHASER Appointee") shall be appointed by PURCHASER;

         (iii) one (1) arbitrator (the "Independent Arbitrator") shall be selected by SELLER Appointee and PURCHASER Appointee.

         Each arbitrator shall be an attorney familiar with the electric utility and coal industries and unaffiliated with any Party and otherwise disinterested in the outcome of the arbitration. The SELLER Appointee and the PURCHASER Appointee shall be appointed within twenty-one (21) days after a Disputed Matter is submitted to arbitration; provided, however, if any Party fails to designate its appointee within such period, the American Arbitration Association shall appoint such appointee and shall be requested to appoint a person meeting the objective qualifications set forth in this paragraph. If the SELLER Appointee and PURCHASER Appointee are unable to agree upon an Independent Arbitrator within fourteen (14) days after the latter of such Appointees is appointed, then the American Arbitration Association shall appoint the Independent Arbitrator and shall be requested to appoint a person meeting the objective qualifications set forth in this paragraph.

         (c) A determination by a majority of the panel of three arbitrators shall be binding. In making such determination the arbitrators shall be required to choose between the positions presented by PURCHASER and SELLER.

         (d)      Reasonable discovery shall be allowed in the arbitration.


         (e) The Independent Arbitrator shall set the schedule for the arbitration, provided that the Independent Arbitrator shall set such schedule in a manner designed to complete the arbitration in as expeditious a manner as is reasonably practicable.

         (f) The arbitrators shall abide by the terms of this Agreement in resolving the dispute.

         (g) SELLER and PURCHASER shall be entitled to be represented at the arbitration by legal counsel and shall be entitled to adduce evidence.

         (h)      The governing law shall be as specified in Section 30.01.

         (i) Unless otherwise agreed by the Parties to the dispute, all arbitration proceedings shall be held in New Orleans, Louisiana.

         (j) Each Party agrees to comply with any award made in such proceeding that has become final and to the entry of a judgment in accordance with applicable law in any court having jurisdiction thereof upon any award rendered in such proceeding that has become final.

         (k) The decision of the arbitrators shall be rendered in writing and within sixty (60) days of the final submissions of the Parties to the dispute in writing or in a hearing before the arbitrators.

         (l) Each such arbitration award that has become final shall be conclusive and binding upon the Parties to the dispute and shall not be appealable, subject to the provisions of applicable law regarding the vacation, modification and correction of awards.

         (m) Attorneys' fees, costs and other out-of-pocket expenses may be awarded by the arbitrators in their discretion to the party that prevails in any such arbitration, provided that each party to the dispute shall pay its own expenses pending the awarding thereof to the party that prevails in any such arbitration.

The foregoing agreement to arbitrate shall be specifically enforceable and, subject to the provisions of applicable law regarding the vacation, modification and correction of awards, the award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

        25.03 EXCEPTIONS. Nothing in Section 25.01 or 25.02 shall limit the rights of either of the parties to seek in any court of competent jurisdiction:

         (a) legal or equitable relief in circumstances other than a Disputed Matter;

         (b) in any circumstances, such interim relief as may be needed to maintain the status quo, to prevent irreversible harm, or otherwise to protect the subject matter of the mediation and/or arbitration until the matter shall have been finally resolved; provided, however, any such interim relief ordered by a court shall not determine or prejudge the substantive issues to be decided by such mediation and/or arbitration; or

         (c) the collection by either party, as liquidated debt, of any costs, charges or fees due from the other party under this Agreement.

         26.01 NOTICES. With the exception of PURCHASER's invoices or shipping notices as required by Section 7.01, any notice, request, protest, consent, demand, report or statement given by one party to the other shall be in writing and deemed duly given when hand delivered to the person designated below, when it is transmitted by facsimile to the facsimile number below or seventy-two (72) hours after it is deposited in the United States mail, by certified mail, postage prepaid, and properly addressed as follows:

         (1)      If the notice is to PURCHASER, to:

                           Vice President, Fuel
                           Louisiana Generating

                           with copy to:

                           Plant Manager, Big Cajun II
                           Louisiana Generating

(or to such other person or addresses as PURCHASER shall have designated in writing to SELLER).

         (2)      If the notice is to SELLER, to:


                           President
                           Triton Coal Company
                           113 S. Gillette Avenue
                           Suite 203
                           Gillette, WY  82716

                           and

                           President
                           Franklin Coal Sales Company
                           50 Jerome Lane
                           Fairview Heights, IL  62208

(or to such other person or address as SELLER shall have designated in writing to PURCHASER).

         Notwithstanding the foregoing, the parties agree that, if the exigencies of the circumstances so require, verbal notices that are directed to the official of the other party who is appropriate under the circumstances and that are promptly followed by a written notice delivered in accordance with the foregoing procedures shall be deemed to be duly given as of the giving of such verbal notice.

         27.01 REMEDIES CUMULATIVE. Except as otherwise provided herein, remedies provided under this Agreement shall be cumulative and in addition to other remedies provided at law or in equity.

         28.01 AGENT FOR PURCHASER. PURCHASER may designate an individual or entity to act for and on behalf of PURCHASER for the purpose of giving or receiving any notice, demand or request required or authorized by this Agreement, for the purpose of designating the quantity, size, destination and routing of Shipments to be made from time to time to PURCHASER hereunder, and for such other purposes as may from time to time be designated by PURCHASER. PURCHASER may change agent by giving notice thereof to SELLER as provided in
Section 26.01.

         29.01 CAPTIONS. The captions to sections hereof are for convenience only and shall not be considered in construing the intent of the parties.

         30.01 APPLICABLE LAW. All questions concerning the execution, construction, performance, breach or enforcement of this Agreement shall be construed under the substantive laws of the State of Illinois and not just the Illinois laws regarding conflicts of laws.

         31.01 COMPLIANCE WITH LAWS AND REGULATIONS. In connection with the performance of this Agreement, PURCHASER and SELLER agree to comply in all material respects with all applicable governmental laws and regulations. PURCHASER and SELLER each agree and warrant that it or its agent will acquire and maintain, in a timely manner, all licenses and permits required by governmental authorities to engage in the mining and selling of coal and the operation of a power plant and the sale of electricity and to otherwise perform their respective obligations under this Agreement.

         32.01 ENTIRE AGREEMENT. This Agreement (including the Appendices attached hereto, which shall be deemed to be an integral part of this Agreement), contains the entire agreement between the parties; and there are no representations, understandings or agreements, oral or written, which are not included herein. This Agreement cannot be changed except by duly authorized representatives of both parties in writing.

         33.01 CONFIDENTIAL AND PROPRIETARY INFORMATION. The terms and conditions (including, but not limited to, prices and mining plans) set forth in this Agreement are considered by both PURCHASER and SELLER to be confidential and proprietary information. Neither party shall disclose any such information to any third party without advance written consent of the other (which consent shall not be unreasonably withheld) except where such disclosure may be required by law, regulation or regulatory agencies having jurisdiction over

SELLER or PURCHASER or is required in connection with the assertion of a claim or defense in judicial or administrative proceedings involving the parties hereto, in which event the party intending to make such disclosure shall advise the other in advance and cooperate to the extent practicable to minimize the disclosure of any such information. Either party hereto shall be permitted to disclose any information contained herein to a prospective purchaser of the stock, ownership interests or assets of said party, to prospective lenders, to the independent auditors described in this Agreement and to the parties' own such auditors' or prospective purchasers' or lenders' legal and financial advisors in each case on a need to know basis provided that any such third party shall be bound by the provisions of this Section 33.01. For purposes of this
Section 33.01, the term "third party" shall not include a parent, subsidiary, affiliate or sister corporation of either party hereto.

         34.01 BIG CAJUN II, UNIT 3. Forty two percent (42%) of Unit 3 at the Power Plant is presently owned by GSU. PURCHASER anticipates that it will continue to operate the Power Plant pursuant to the current applicable Joint Ownership and Operating Agreement with GSU. In the event that PURCHASER does not perform as the agent for GSU at the Power Plant during the entire term of this Agreement, PURCHASER and SELLER shall promptly meet and amend the provisions of Sections 3.03, 4.06 and other provisions as appropriate to reflect such change.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, on the date indicated by their signatures.

         PURCHASER

         LOUISIANA GENERATING, LLC

         BY:      NRG ENERGY, INC.                       ATTEST: /s/ [illegible]

                  By: /s/ Craig A. Matacynski

                  Its:  Member

                  Date: 01 August, 97

         BY:      SOUTHERN ENERGY CAJUN, INC.            ATTEST: /s/ [illegible]

                  By: /s/ G.J. Kubick

                  Its:  Vice President

                  Date: 8/11/97

         BY:      ZENERGY, INC.                          ATTEST: /s/ [illegible]

                  By: /s/ Alan D. Williams

                  Its:  President

                  Date: 8/18/97

         SELLER

         TRITON COAL COMPANY                             ATTEST: /s/ [illegible]

         By: /s/ John C. Willson

         Its:  President

         Date: 8/20/97

                                   APPENDIX A

                                  COAL PROPERTY


BUCKSKIN MINE - The Mining Area owned, leased or controlled by SELLER as described in the map attached as Appendix A-1.

NORTH ROCHELLE MINE - The Mining Area owned, leased or controlled by SELLER as described in the map attached as Appendix A-2, including the North Roundup lease that is continguous to the North Rochelle Mine but is not currently owned, leased or controlled by SELLER.

BLACK THUNDER MINE - located in Campbell County, Wyoming, operated by Thunder Basin Coal Company, a wholly-owned subsidiary of Atlantic Richfield Company.

JACOB'S RANCH MINE - located in Campbell County, Wyoming, operated by Kerr McGee Coal Corporation.

NORTH ANTELOPE MINE - located in Campbell County, Wyoming, operated by Powder River Coal Company, a subsidiary of Peabody Coal Company.

ROCHELLE MINE - located in Campbell County, Wyoming, operated by Powder River Coal Company, a subsidiary of Peabody Coal Company.

                                  APPENDIX A-1

                                  BUCKSKIN MINE


                                 [see next page]

                                  BUCKSKIN MINE

                                  APPENDIX A-1

                                   [graph/map]

                                  APPENDIX A-2

                               NORTH ROCHELLE MINE

                                 [see next page]

                                  APPENDIX A-2

                               NORTH ROCHELLE MINE

                                   [graph/map]

                                   APPENDIX B

                        GOVERNMENTAL IMPOSITION WORKSHEET
                            (REFERENCE SECTION 4.03)

PRICE COMPONENTS                                                                              PER TON
----------------                                                                              -------
PRICE BEFORE TAXES, ROYALTY, & RECLAMATION FEE                                                 {***}

BLACK LUNG TAX (5)                                                                             {***}

GROSS PROCEEDS TAX (4)                                                                         {***}

SEVERANCE TAX (3)                                                                              {***}

RECLAMATION FEE (2)                                               {***}
         LESS: 1.3% EXCESS MOISTURE                               {***}                        {***}

PROPERTY TAX                                                                                   {***}

FEDERAL ROYALTY (1)                                                                            {***}
                                                                                               -----

TOTAL                                                                                          {***}

NOTES:

1)       The Federal Royalty Rate is {***}.

2) Lesser of {***} of the Total Price (less the Reclamation Fee itself) or {***} per ton with a reduction for excess moisture (assumed constant at {***}).

         * Direct Cost Ratio (DCR) of {***} used to determine effective Wyoming Tax. This rate is the 1996 rate for the Buckskin Mine (being used in 1997).

3)       The Wyoming Severance Tax (WST) rate is {***}.

              WST = {***} [DCR {[Sales Price - (Recl + WST + CCGPT + BL + All
                  Royalty)} * } + (Recl + WST + CCGPT + BL + Private Royalty)]

4)       The Campbell County Gross Proceeds Tax (CCGPT) Rate is {***}.
         This is the 1995 rate, first published in September of 1996. The 1996 rate will be published in the fall of 1997.

              CCGPT = {***}[DCR{[Sales Price - (Recl + WST + CCGPT + BL + All
                  Royalty)} + [(Recl + WST + CCGPT + BL + Private Royalty)]

5) Lesser of {***} of the Total Price (less the Black Lung Tax itself) or {***} per ton.

                                   APPENDIX C

                           CALORIFIC VALUE ADJUSTMENT
                            (REFERENCE SECTION 4.04)


         An adjustment is to be made monthly to the Base Price applicable to coal received by PURCHASER hereunder as specified in Section 5.01 to reflect the actual "as received" calorific value of the coal compared to {***} Btu/lb.

         Determination of the monthly adjustment to the Base Price reflecting the Calorific Value Adjustment shall be made as follows:

(NOTE: Figures used in the example below are purely hypothetical and are used only for illustrative purposes, also ( ) denotes a reduction in the Base Price.)

                                                           Example              Example               Example
                                                           Case 1                Case 2               Case 3
                                                         {***} at a              {***}                 {***}
                                                      Specified Period       at a Specified       at a Specified
                                                      CalorificValue of     Period Calorific     Period Calorific
                                                           Btu/lb.          Value of Btu/lb.     Value of Btu/lb.
                                                           -------          ----------------     ----------------
(a)    Base Price (per ton)                                 $3.240               $3.240                $3.240

(b)    Transportation Rate per ton                         $14.750              $14.750               $14.750

(c)    Purchaser's Total Delivered Cost per ton            $17.990              $17.990               $17.990
       (a+b)

(d)    Calorific Value as specified in Section             16.9000              16.9000               16.9000
       10.01 in MMBtu/ton

(e)    Purchaser's Total Delivered Cost expressed          1.06450              1.06450               1.06450
       in $/MMBtu (c/d)

(f)    Calorific Value of coal received during the         16.9000              17.2000               16.6000
       specified period in MMBtu/ton

(g)    Price per ton to be paid for coal received           {***}                {***}                 {***}
       during the specified period {***}

(h)    Calorific Value Adjustment to Base Price             {***}                {***}                 {***}
       {***}

                                   APPENDIX D

                         EMISSIONS ALLOWANCE ADJUSTMENT
                            (REFERENCE SECTION 4.05)


Following is an example of the Emissions Allowance Adjustment to be made annually to the Base Price in accordance with Section 4.05. The price adjustment shall be rounded to the nearest one-tenth of a cent per ton. The figures used in the example are hypothetical and are used only for illustrative purposes.

Example for January 2000; adjustment to be calculated by PURCHASER: Tons shipped by SELLER in January 2000 is 550,000 tons. Cantor-Fitzgerald Market Price Index for January 2000 is $129.68.

Determination of actual price of SO2 Emissions Allowances for January 2000:

P(C) = $158.00 (value for Calendar Year 2000)

P(A) = $129.68 (for January)

A(S) = {***}/ton (value for Calendar Year 2000)

Adjustment = ([P(A) - P(C)] / P(C)) x A(S)

Adjustment = [$129.68 - $158.00]/$158.00 x {***}

Adjustment = {***} per ton

Since P(A) is less than P(C), then the absolute value of the adjustment, or {***} per ton, shall be remitted by PURCHASER to SELLER. Amount paid to SELLER = {***} x 550,000.00 = {***}.

NOTE: The Cantor-Fitzgerald Market Price Index for SO(2) allowance for the month is published in the prior month. In other words, the January 2000 Market Price Index will be published in December 1999.

                                   APPENDIX E

                           SO(2) ALLOWANCE DUE SELLER
                            (REFERENCE SECTION 4.06)


Following is an example of the SO(2) Allowance due SELLER to be calculated annually in accordance with Section 4.06. The figures used in the example are hypothetical and are used only for illustrative purposes:

Example for Calendar Year 2000; if the Annual Plant Burn is LESS THAN 85,000,000MM Btu:

Assume APB = 84,000,000MM Btu

Assume APE = 36,000 tons SO(2) Actual Emissions in Calendar Year 2000

ADS = [{***} - 36,000 - {({***}-84,000,000) x {***}}] x {***}

ADS = {***}

ADS = {***}

ADS = 4,905

Example for Calendar Year 2000; if the Annual Plant Burn is GREATER THAN 85,000,000MM Btu:

Assume APB = 88,000,000MM Btu

Assume APB = 37,500 tons SO(2) Actual Emissions in Calendar Year 2000

ADS = {***}

ADS = {***}

ADS = 4,205

                                   APPENDIX F

                       SUMMARY OF PERTINENT PROVISIONS OF
                        THE COAL TRANSPORTATION AGREEMENT


(A) PURCHASER is to provide a sufficient number of empty coal cars to assemble unit trains of {***} cars or more.

(B) The Minimum Shipment Weight for coal cars shall be {***} tons for aluminum cars and {***} tons for steel cars.

(C) Coal tendered with a shipment weight of less than the Minimum Shipment Weight shall be billed on the basis of the Minimum Shipment Weight.

(D) The number of tons on which transportation charges are paid shall be counted toward meeting the Minimum Volume Commitment.

(E) Each unit train shall contain no less than {***} coal cars unless cars have been damaged, destroyed or derailed by carriers and if carriers are unable to provide substitute cars, then the unit train shall be reduced by cars destroyed or damaged but not to less than 105 cars.

(F) PURCHASER shall make the coal cars available for loading. BN shall furnish mine operator not less than four (4) hours advance notice of the arrival of railcars at origin.

(G) PURCHASER and mine operator shall be responsible for loading of cars. BN shall provide locomotives and train crews to move trains through loading facilities at a controlled speed which will allow for full and uniform loading of each coal car.

(H) Mine operator shall have four (4) hours free time to load each unit train. Free time shall start when locomotives have arrived at the loading point and the train crew has requested loading instructions and shall end when the mine operator has released the train.

(I) Loading free time shall be extended when a Loading Disability occurs during a train's free time.

(J) "Loading Disability" means any of the following events which result in the inability to load coal at Origin:


         (i)      a cause directly attributable to BN;

         (ii)     an act of God;

         (iii)    a strike or other labor disturbance;

         (iv)     a riot or other civil disturbance;

         (v) unusual snow and/or ice accumulation sufficient to immobilize train operations and prevent loading of such train;

         (vi)     governmental acts or regulations; or

         (vii) mechanical or electrical breakdown, explosion or fire, not reasonably within the control of PURCHASER or its mine operator, in a Loading Facility.

         "Loading Disability Time" means the period of time from which PURCHASER or the mine operator is prevented from loading the train at origin due to a Loading Disability. PURCHASER or the mine operator shall notify BN immediately by telephone (i) as to the time and nature of commencement of the Loading Disability and (ii) as to the time of termination of the Loading Disability.

(K) If a train cannot be positioned on origin trackage due to any cause attributable to PURCHASER or if a train cannot be positioned on mine operator's trackage at origin due to any cause attributable to PURCHASER or its mine operator, that train shall be considered "Constructively Placed." A Constructively Placed train shall be held at the nearest available hold point as determined by BN. Immediately upon arrival of the train at the hold point, BN shall notify the mine operator or PURCHASER by radio, telephone, wire or other reasonable means, of the date and hour that hold time begins. Immediately upon departure of the train from the hold point, BN shall notify the mine operator or PURCHASER by radio, telephone, wire or other reasonable means, of the date and hour that the hold time ends. For purposes of computing the loading or unloading time of a Constructively Placed train:

         (i) the time elapsed while transporting a Constructively Placed train from the hold point to origin shall be excluded from loading free time; and

         (ii) if the train must reverse direction to reach the nearest available hold point, the time required for the train to return to the point of reverse direction shall be included in loading free time.

(L) If, due to any cause attributable to BN, a train arrives at origin before another train has been released, the second and subsequent train(s) shall not be considered placed or Constructively Placed, and Loading Free Time for such train shall not commence until the locomotives have arrived at the Designated Loading Point on origin trackage and the crew has requested loading instructions.

(M) The weight of the coal in the coal cars will be determined at origin by the mine operator. Carriers shall not be responsible for such weight determination.

(N) If any unit train cannot be weighed due to a breakdown of scales, the lading weight per car of such train shall be determined by averaging the lading weight per car of the last five (5) trains of like equipment (i.e., aluminum or steel railcars) weighed at that origin prior to such breakdown. If fewer than five (5) trains under this Agreement were weighed at that origin prior to the breakdown, the weight per car shall be determined by averaging the weight per car of the train(s) (of like equipment) under this Agreement weighed at that origin prior to the breakdown as well as the lading weight per car of train(s) under the Agreement first weighed at that origin after the scales are repaired, so as to comprise a five (5) weighted train average.

(O) Unless PURCHASER is notified by BN that heavier weights are acceptable, if a loaded railcar is found by BN, as determined by weighing procedures set forth above, to weigh in excess of maximum gross weight on rail of 286,000 pounds for shipment in aluminum railcars, or 268,000 pounds for shipments in steel railcars (plus or minus one-half of one percent), BN may, at its discretion, switch said overloaded railcars and remove them from the train. PURCHASER or the mine operator shall then cause excess coal to be removed from the overloaded railcar, and BN shall replace such car into the train.

                                   APPENDIX G

                      COAL SAMPLE PREPARATION AND ANALYSES
                              LABORATORY PROCEDURES


Procedures to be utilized for coal sample preparation and analysis will be performed manually or by utilization of automated equipment which conforms with the referenced ASTM Standards.

1.         Total Moisture in Coal (Air drying will be continued for                      ASTM D-3302
           predetermined time necessary to achieve a loss in weight
           of no more than 0.1 percent per hour).

2.         Preparing Coal Samples for Analysis                                           ASTM D-2013

3.         Moisture in the Analysis Sample of Coal                                       ASTM D-3173

4.         Ash in the Analysis Sample of Coal                                            ASTM D-3174

5.         Gross Calorific Value of Coal by the Adiabatic Bomb Calorimeter               ASTM D-2015
           or
           Gross Calorific Value of Coal by Microprocessor Controlled Isoperibol         ASTMD-1989
           Bomb Calorimeter

6.         Total Sulfur in the Analysis Sample of Coal Using High Temperature            ASTM D-4239
           Tube Furnace Combustion Method
7.         Volatile Matter in the Analysis Sample of Coal                                ASTM D-3175

8.         Fusibility of Coal Ash                                                        ASTM D-1857

9.         Grindability of Coal by the Hardgrove Grindability Machine Method (No.        ASTM D-409
           8 coal samples will be used for this analysis)

10.        Fixed Carbon is a calculated value. Fixed Carbon is the resultant of          ASTM D-5142
           the summation of percentage moisture, ash and volatile                        or
           matter  subtracted from 100. All percentages used in the                      ASTM D-3172
           calculation must be on the same moisture basis.

11.        Nitrogen in the Analysis Sample of Coal                                       ASTM D-5373
                                                                                         or
                                                                                         ASTM D-3179

12.        Calculating Coal Analyses from As-Determined to Different Basis               ASTM D-3180